UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the registrant ☒
Filed by a party other than the registrant ☐
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☐	Preliminary proxy statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☐	Definitive proxy statement
☒	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
APPLICA INCORPORATED

(Name of Registrant as Specified in Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required.

☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

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(4)	Date Filed:

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14D-9
(RULE 14d-101)
SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(d)(4)
OF THE SECURITIES EXCHANGE ACT OF 1934
Applica Incorporated
(Name of Subject Company)
Applica Incorporated
(Name of Person(s) Filing Statement)
Common Stock, Par Value $0.10 Per Share
(Title of Class of Securities)
03815A106
(CUSIP Number of Class of Securities)
Harry D. Schulman
Chairman of the Board, President and Chief Executive Officer
Applica Incorporated
3633 Flamingo Road
Miramar, Florida 33027
(954) 883-1000
(Name, Address and Telephone Number of Person Authorized to Receive
Notices and Communications on Behalf of the Person(s) Filing Statement)
Copies To:
Paul Berkowitz, Esq.
Barbara Oikle, Esq.
Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, FL 33131
Telephone: (305) 579-0500
Facsimile: (305) 961-5722

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Item 1. Subject Company Information.
     (a) The name of the subject company is Applica Incorporated, or Applica, which is a Florida corporation. The address and telephone number of Applica’s principal executive offices are 3633 Flamingo Road, Miramar, Florida 33027 and (954) 883-1000.
     (b) This Solicitation/Recommendation Statement on Schedule 14d-9 relates to Applica’s common stock, par value $0.10. As of November 27, 2006, there were 25,001,100 shares of Applica’s common stock outstanding and an additional 1,098,546 shares of common stock reserved for issuance under Applica’s equity compensation plans.
Item 2. Identity and Background of Filing Person.
     (a) Applica is the person filing this Statement and is the subject company. The information about Applica’s address and business telephone number in Item 1(a) above is incorporated herein by reference. Applica’s website is www.applicainc.com. The information on Applica’s website should not be considered a part of this Statement.
     (b) This Statement relates to the tender offer by Apex Acquisition Corporation, or NACCO Sub, which is a newly formed Florida corporation and an indirect, wholly owned subsidiary of NACCO Industries, Inc., or NACCO, which is a Delaware corporation, to purchase all of the issued and outstanding shares of Applica’s common stock at a purchase price of $6.50 per share, net to the seller in cash, without interest. The tender offer is being made on the terms and subject to the conditions set forth in the Tender Offer Statement on Schedule TO and the exhibits thereto filed by NACCO and NACCO Sub with the Securities and Exchange Commission on December 15, 2006. The value of the consideration offered, together with all of the terms and conditions applicable to the tender offer, is referred to in this Statement as the NACCO offer. The Schedule TO states that NACCO intends, as soon as practicable after successful completion of the NACCO offer, to seek to have NACCO Sub merge with and into Applica in accordance with the applicable provisions of the Florida Business Corporation Act, or the FBCA.
     According to the Schedule TO, the business address and telephone number of each of NACCO and NACCO Sub is 5875 Landerbrook Drive, Cleveland, Ohio 44124 and (440) 449-9600.
Item 3. Past Contacts, Transactions, Negotiations and Agreements.
(a) Arrangements with Executive Officers and Directors of Applica.
     Except as described in this Statement or in the excerpts from Applica’s Definitive Proxy Statement on Schedule 14A that was filed with the SEC on March 31, 2006, which excerpts are filed as Exhibit (e)(1) to this Statement, relating to Applica’s annual meeting of shareholders, or in excepts from Applica’s Definitive Proxy Statement on Schedule 14A that was filed with the SEC on December 4, 2006, as supplemented by Applica’s Supplement to Proxy Statement on Schedule 14A that was filed with the SEC on December 15, 2006, relating to the proposed merger with Harbinger, which excerpts are filed as Exhibit (e)(2) to this Statement, or as otherwise incorporated herein by reference, to the knowledge of Applica, as of the date of this Statement, there are no material agreements, arrangements or understandings, nor any actual or potential conflicts of interest, between Applica or its affiliates and (i) Applica’s executive officers, directors or affiliates or (ii) the NACCO Sub, NACCO or their respective executive officers, directors or affiliates. The exhibits filed as Exhibit (e)(1) and Exhibit (e)(2) to this Statement are incorporated herein by reference, and include the information on the following pages and with the following headings from the annual meeting proxy statement and the Harbinger merger proxy statement:
•	Pages 5 and 6 of the annual meeting proxy statement, “Stock Ownership;”

•	Pages 8 and 9 of the annual meeting proxy statement, “How are directors compensated?;”

•	Pages 14 and 15 of the annual meeting proxy statement, “Executive Compensation;”

•	Pages 15 through 17 of the annual meeting proxy statement, “Report of the Compensation Committee on Executive Compensation;”

•	Pages 19 and 20 of the annual meeting proxy statement, “Employment Agreements;”

•	Page 21 of the annual meeting proxy statement, “Certain Relationships and Related Transactions;”

•	Pages 37 through 41 of the Harbinger merger proxy statement, “Interests of Our Directors and Executive Officers in the Merger;”

•	Page 45 of the Harbinger merger proxy statement, “Consideration To Be Received in the Merger;” and

•	Pages 62 and 63 of the Harbinger merger proxy statement, “Security Ownership of Certain Beneficial Owners and Management.”
     Any information contained in the pages incorporated by reference herein shall be deemed modified or superseded for purposes of this Statement to the extent that any information contained herein modifies or supersedes such information, or to the extent any information contained in the Harbinger merger proxy statement modifies or supersedes information contained in the annual meeting proxy statement.
     In considering the recommendation of the Applica board with respect to the NACCO offer, Applica’s shareholders should be aware that certain executive officers and directors of Applica have interests in the NACCO offer that are described below and, with respect to the Harbinger merger and “change of control” transactions generally, in the Harbinger merger proxy statement. The Applica board was aware of any such agreements, arrangements or understandings and any actual or potential conflicts of interest and considered them along with other matters described below in “Item 4: The Solicitation or Recommendation — Reasons for Recommendation.”

     Applica’s directors and executive officers have entered into, or participate in, as applicable, the various agreements and arrangements discussed below. In the case of each plan or agreement discussed in the exhibits filed as Exhibit (e)(1) and Exhibit (e)(2) to this Statement that are incorporated herein by reference to which the term “change of control” applies, the consummation of the NACCO offer would constitute a change of control.
     Cash Consideration Payable Pursuant to the NACCO Offer. If Applica’s directors and executive officers were to tender any shares of Applica’s common stock they own for purchase pursuant to the NACCO offer, they would receive the same cash consideration on the same terms and conditions as the other Applica shareholders. As of November 27, 2006, Applica’s directors and executive officers and their affiliates beneficially owned in the aggregate approximately 2,753,985 shares of Applica’s common stock (excluding options to purchase such shares). If the directors and executive officers were to tender all of their shares for purchase pursuant to the NACCO offer and those shares were accepted for purchase and purchased by NACCO Sub, the directors and officers would receive an aggregate of $17,900,902.50 in cash.
     As discussed below in Item 4(d), to the knowledge of Applica, none of Applica’s executive officers, directors, affiliates or subsidiaries currently intends to tender shares of Applica’s common stock held of record or beneficially by such person for purchase pursuant to the NACCO offer.
     As of November 27, 2006, Applica’s directors and executive officers held options to purchase 842,500 shares of Applica’s common stock, 623,667 of which were vested and exercisable as of that date. The outstanding options have exercise prices ranging from $2.86 to $31.6875 and an aggregate weighted average exercise price of $5.08 per share. Of the total options outstanding as of November 27, 2006, options to purchase 770,000 shares of Applica’s common stock had exercise prices that were less than NACCO’s $6.50 offer price, 549,667 of which were vested and exercisable as of November 27, 2006. The weighted average exercise price of these “in the money” options was $4.31. All of the unvested options would fully vest upon the consummation of the NACCO offer pursuant to the terms of Applica’s 1988 Directors Stock Option Plan, 1992 Employees’ Incentive Stock Option Plan, 1996 Stock Option Plan, the 1998 Stock Option Plan and the 2000 Stock Option Plan.
(b) NACCO Ownership and Trading in Applica Common Stock.
     According to the Schedule TO, as of December 15, 2006, NACCO, directly and indirectly, beneficially owned 1,001 shares of Applica’s common stock, or less than 1% of the 25,001,100 shares of Applica’s common stock outstanding on November 27, 2006, the record date for Applica’s special meeting of shareholders. Furthermore, according to the Schedule TO, neither NACCO, NACCO Sub nor any of their respective directors or executive officers effected any transactions in such shares during the 60 days prior to December 15, 2006.

Item 4. The Solicitation or Recommendation.
(a) Solicitation/Recommendation.
     As described in subsection (c) below, after careful consideration, the Applica board determined at a meeting on December 18, 2006 to recommend that Applica’s shareholders reject the NACCO offer and not tender their shares in the NACCO offer.
     Accordingly, the Applica board recommends that Applica’s shareholders reject the NACCO offer and not tender their shares in the NACCO offer.
     In addition, the Applica board reaffirms the Harbinger merger and recommends that Applica’s shareholders vote “FOR” the adoption of the Agreement and Plan of Merger, dated as of October 19, 2006, as amended by Amendment No. 1 thereto, dated as of December 14, 2006, among Applica and certain affiliates of Harbinger Capital Partners Master Fund I, Ltd., which are collectively referred to in this Statement as Harbinger.
     A letter communicating the Applica board’s recommendation and a press release relating to such recommendation are filed as Exhibit (a)(1) and Exhibit (a)(2), respectively.
     The Applica board also recommends that, even if a shareholder does not vote with respect to the Harbinger merger agreement at this time, that such shareholder vote “FOR” the proposal to adjourn or postpone the special meeting of Applica’s shareholders, if necessary or appropriate, to solicit additional proxies if there are insufficient shares present or represented at the meeting to constitute a quorum or insufficient votes at the time of the meeting to adopt the Harbinger merger agreement. The ability to adjourn or postpone the special meeting will give the Applica board the flexibility to preserve the existing transaction with Harbinger should the vote not be obtained by December 28, 2006.
(b) Background.
     In recent years, the small household appliance industry in which Applica competes has come under significantly increasing competitive pressures. Consolidation in the retail industry, product price deflation, increased raw material prices and competition from higher-priced brands have all impacted the competitive landscape. These pressures have combined to increase the need for Applica to improve its operations and to consider potential transactions with strategic partners. In response to these pressures, the Applica board regularly evaluated Applica’s operations and financial plan and discussed ways to maximize shareholder value.
     Over the past few years, Applica’s senior management had informal, high level conversations with the management teams of certain third parties in the household appliance industry regarding potential strategic transactions. In the spring of 2005, Alfred M. Rankin, Jr., Chairman and Chief Executive Officer of NACCO contacted Harry Schulman, Applica’s Chairman and Chief Executive Officer, to express NACCO’s preliminary interest in pursuing discussions regarding a strategic transaction between Applica and Hamilton Beach/Proctor-Silex, a subsidiary of NACCO. In April 2005, NACCO and Applica entered into a confidentiality agreement in connection with preliminary discussions between management of NACCO and

Applica in connection with a potential transaction. Representatives of NACCO and Applica continued to have high-level discussions regarding a potential transaction from time to time throughout the second half of 2005. In the fall of 2005, Mr. Schulman advised Mr. Rankin that Applica was pursuing an internal restructuring aimed at maximizing shareholder value and expressed his view that, until Applica had an opportunity to more fully explore the potential benefits of the internal restructuring, he believed that it was premature to discuss a potential business combination transaction. Mr. Schulman indicated he intended to discuss the possibility of pursuing a transaction with NACCO with the Applica board and encouraged Mr. Rankin to contact him in 2006 if NACCO remained interested in pursuing further discussions.
     As part of its restructuring efforts, Applica decided to close its remaining manufacturing operations in Mexico, which occurred in October 2005. In addition, the Applica board retained Alvarez & Marsal, LLC, a global professional services firm specializing in turnaround management, to work with the board of directors and management team to identify actions to accelerate Applica’s financial turnaround. Alvarez & Marsal assisted senior management in evaluating Applica’s strategic plan, implementing various business initiatives and driving performance improvement. The Applica board also appointed an employee of Alvarez & Marsal as interim Chief Operating Officer, who served in such position until May 2006.
     In the second half of 2005, Applica was contacted by another industry participant, Salton, Inc., which expressed a preliminary interest in exploring a merger transaction with Applica. On November 1, 2005, an Applica board meeting was held, which was attended by Applica’s senior management and financial advisor, Banc of America Securities. Mr. Schulman informed the Applica board members of his conversations with Salton. Applica’s financial advisor discussed with the Applica board certain publicly available information relating to Salton’s recent financial and stock price performance. At this meeting, the Applica board authorized Applica’s senior management and financial advisor to have an initial meeting with Salton to preliminarily discuss the possibility of a combination. Members of senior management updated the Applica board members on the conversations with Salton at a meeting held on December 7, 2005.
     On January 9, 2006, Mr. Rankin called Mr. Schulman to express NACCO’s continued interest in pursuing discussions regarding a potential transaction with Applica and advised Mr. Schulman that NACCO was considering a structure that NACCO believed would be attractive to Applica and its shareholders. Mr. Schulman advised Mr. Rankin that he would discuss NACCO’s interest with the Applica board at the next meeting.
     On January 20, 2006, a meeting of the Applica board was held, which was attended by Applica’s senior management and financial advisor. Representatives of Alvarez & Marsal, LLC were also present at the meeting. Applica’s financial advisor provided the Applica board with a general update on the small household appliance industry and discussed various issues that could potentially impact Applica’s ability to effect certain strategic alternatives that might provide shareholder value. These included Applica’s ability to finance stock repurchases, dividends or acquisitions and to achieve Applica’s business plan as an independent company given, among other things, Applica’s leverage and recent financial and stock price performance. Applica’s financial advisor then updated the Applica board on its recent conversations with Salton and discussed with the Applica board the potential pro forma equity ownership in a combination with

Salton and the potential debt structure of the resulting entity. The Applica board members discussed the advantages and disadvantages of a combination with Salton with Applica’s senior management and financial advisor.
     The representatives of Alvarez & Marsal discussed with the Applica board members their views with respect to the small household appliance industry and Applica’s position in it. They also discussed their views of the strategic alternatives available to Applica, including selling the company, continuing as an independent company, undertaking further restructuring and then selling the company, and the sale of portions of Applica’s business.
     Additionally, during the January 20, 2006 meeting, Mr. Schulman advised the Applica board of the details of his call with Mr. Rankin regarding NACCO’s interest in pursuing a strategic transaction with Applica through a spin-off of its Hamilton Beach/Proctor-Silex business followed by a merger with Applica. The Applica board engaged in a general discussion regarding the potential merger transactions with NACCO and Salton. The directors noted Salton’s financial performance and the significant leverage of the combined entity that would result from a transaction with Salton. They also discussed the potential synergies available in a transaction with either party. The Applica board authorized Applica’s senior management and financial advisor to meet with NACCO, to continue discussions with Salton and to report back to the Applica board regarding each.
     During a regular meeting of the Applica board held on February 17, 2006, attended by Applica’s senior management and Alvarez & Marsal, representatives of Alvarez & Marsal engaged in further discussion with the Applica board regarding its analysis of Applica’s potential strategic alternatives given the challenges and opportunities presented by the changing competitive landscape and industry trends. Alvarez & Marsal informed the Applica board members that it recommended that Applica continue its restructuring efforts while simultaneously commencing a process to sell or merge the company. The Applica board discussed the potential benefits and risks of the strategic alternatives available to Applica, including those that did not involve a sale of the company. In deciding whether to formally pursue potential strategic alternatives, the directors discussed the risks that would be involved in moving forward with a sale process, including the potential disruption to the business arising from the uncertainty experienced by employees, suppliers and customers. The Applica board also discussed Applica’s business and financial prospects if Applica remained independent in light of the potential effects of consolidation of the industry and the possibility that no attractive bids for Applica would materialize if the decision to commence a sale process were delayed. Following this discussion, the independent Applica board members met in executive session to discuss theses issues. Following the executive session, the full Applica board resumed its meeting and unanimously determined that it would be in the best interests of Applica’s shareholders to engage in an organized process to explore possible strategic alternatives for the sale or merger of the company in order to enhance shareholder value.
     On February 21 and 22, 2006, senior representatives of NACCO met with Applica’s senior management and financial advisor to explore a potential transaction. On February 28, 2006, Applica publicly announced that it was exploring possible strategic alternatives to enhance shareholder value.

     On March 7, 2006, the Applica board held a meeting, which was attended by Applica’s senior management and financial advisor. At the meeting, Applica’s financial advisor discussed with the Applica board matters pertaining to the strategic alternative process, including possible transaction structures and potential entities to be contacted in such process (including NACCO and Salton), and outlined for the Applica board the mechanics for soliciting indications of interest from potential partners and a possible transaction timeline. Applica’s General Counsel also reviewed with the Applica board its fiduciary duties in evaluating merger and acquisition transactions.
     On March 13, 2006, Harbinger Capital Partners Master Fund I, Ltd. filed a Schedule 13G indicating that it had acquired beneficial ownership of 2,079,330 shares, or 8.6% of the outstanding shares of Applica’s common stock, and certain other reporting persons named therein had acquired beneficial ownership of 2,154,600 shares (including the 2,079,330 shares beneficially owned by Harbinger Capital Partners Master Fund I, Ltd.), or 8.9% of the outstanding shares of Applica’s common stock.
     In March 2006, at the direction of the Applica board, 20 potential financial buyers and 26 potential strategic buyers (including Salton and NACCO) were contacted by Banc of America Securities to determine their interest in a potential transaction with Applica. Of the 46 parties contacted, seven expressed initial indications of interest (three of which expressed interest in all of Applica’s assets (including NACCO and Salton) and four of which expressed interest in parts of Applica’s business.
     On March 31, 2006, NACCO’s financial advisor contacted Applica’s financial advisor to discuss the strategic alternative process. NACCO’s initial indication of interest dated April 19, 2006 proposed a transaction in which NACCO would spin off the holding company for Hamilton Beach/Proctor-Silex, which would immediately thereafter merge with Applica. The indication provided that the outstanding shares of Applica’s common stock would be converted into the right to receive a number of shares of the combined entity equal to 25% of the aggregate number of shares of the combined entity outstanding immediately following the spin off and merger. The proposal also included the payment of a cash dividend of between $100 million and $125 million from Hamilton Beach/Proctor-Silex to NACCO immediately preceding the spin off and merger, which was based on the pro forma capital structure of the combined company and the equity value of the merger consideration. Salton’s initial indication of interest proposed a stock-for-stock merger of Salton with Applica at an exchange ratio to be determined at the closing of such transaction based on Salton’s 30-day average trading price prior to the closing date of the transaction and assuming a value of $2.75 to $3.25 per share for Applica common stock. According to Salton’s initial indication of interest, based on a trading price for Salton common stock of between $3.00 and $4.00, prices that were significantly above the then-current Salton trading price, and assuming a value of between $2.75 to $3.25 per share for Applica common stock, Applica shareholders would have received approximately 40% to 48% of the common stock of the combined entity outstanding immediately following the merger. The third party that submitted an initial indication of interest for all of the company proposed an all cash transaction.

     The Applica board met on April 4, 2006 and April 19, 2006 and received updates from Applica’s financial advisor regarding the indications of interest that had been received.
     On April 13, 2006, Harbinger Capital Partners Master Fund I, Ltd. filed an amendment to its Schedule 13G indicating that it had increased its beneficial ownership in Applica to 3,739,730 shares, or 15.5% of the outstanding shares of Applica’s common stock, and that certain other reporting persons named therein had increased their beneficial ownership in Applica to 3,815,000 shares (including the 3,739,730 shares beneficially owned by Harbinger Capital Partners Master Fund I, Ltd.), or 15.8% of the outstanding shares of Applica’s common stock.
     In April and May 2006, Applica’s management made five separate presentations to parties that had expressed initial indications of interest. Three presentations were made to parties that had expressed interest in a transaction involving the entire company (including NACCO and Salton) and two presentations were made to those parties expressing interest in acquiring only certain of Applica’s businesses. Following these management presentations, each party was asked to confirm its initial views on value after participating in the management presentation. After the management presentations, the two parties expressing interest in acquiring only certain of Applica’s assets maintained their initial indications of interest, NACCO confirmed its proposal and Salton submitted a revised indication of interest that improved its initial merger proposal. Salton’s revised indication of interest proposed a stock-for-stock merger of Salton with us at an exchange ratio to be determined at the closing of such transaction based on Salton’s 30-day average trading price prior to the closing date of the transaction and assuming a value of $3.25 to $4.00 per share for Applica common stock. According to Salton’s revised indication of interest, based on a trading price for Salton common stock of between $3.00 and $4.50, prices that were significantly above the then-current Salton trading price, and assuming a value of between $3.25 to $4.00 per share for Applica common stock, Applica shareholders would have received approximately 43% to 52% of the common stock of the combined entity outstanding immediately following the merger. As an alternative structure, Salton indicated that it would consider a transaction in which the consideration would consist of a combination of stock and cash in which each outstanding share of Applica’s common stock would convert into the right to receive one share of Salton common stock plus a cash amount equal to the lesser of $0.75 or the difference between Applica’s and Salton’s 30-day average stock prices prior to closing. According to Salton’s revised indication of interest, under this alternative based on a trading price for Salton common stock of between $3.00 and $4.50, prices that were significantly above the then-current Salton trading price, and assuming a value of between $3.25 to $4.25 per share for Applica common stock, Applica shareholders would have received approximately 42% to 51% of the common stock of the combined entity outstanding immediately following the merger. The other party interested in acquiring the company verbally lowered its cash offer and also informed Applica’s financial advisor that it was likely to have difficulty completing a transaction on the terms proposed given that it was not currently a participant in the small household appliance industry and, consequently, there would be no potential for material synergies.
     On May 2, 2006, a regular meeting of the Applica board was held, at which the directors received an update from senior management on the strategic alternatives process and the management presentations. Additionally, on May 5, 2006, a meeting of the Applica board was held, which was attended by Applica’s senior management and financial advisor. At this meeting, Applica’s management and financial advisor further updated the Applica board members on the strategic alternative process and the indications of interest that had been received. Applica’s financial advisor reviewed each of the proposals with the Applica board and discussed certain publicly available financial and other information relating to the potential bidders.
     The Applica board discussed the implications of selling certain of Applica’s businesses, as proposed in two of the indications of interest, and concluded that it was unlikely that a partial sale would meaningfully improve the market price of Applica’s common stock. The Applica board members also discussed the three proposals regarding the sale or merger of the entire company. The Applica board was informed by Applica’s financial advisor that the party offering to purchase the company for cash had indicated that it was likely to have difficulty completing a transaction on the terms proposed. Applica’s financial advisor also relayed to the directors the reasons articulated by such party. The Applica board then discussed various aspects of the proposals made by NACCO and Salton. The Applica board also discussed the fact that a merger transaction would require diligence reviews by Applica of the proposed merger partner and that it would not be feasible to conduct diligence reviews of both Hamilton Beach/Proctor-Silex and Salton simultaneously. After comparing the proposals from NACCO and Salton with respect to the strategic fit with Applica, each party’s historical and projected financial performance, the strategic rationale of each companies’ brand channels and the potential pro forma leverage of the combined company following a merger transaction, the Applica board decided to pursue a potential transaction with NACCO. The directors instructed Applica’s financial advisor to inform NACCO that it could commence detailed due diligence and that the Applica board would further assess the merits of its transaction proposal. The Applica board also instructed Applica’s financial advisor to inform the other parties which had provided indications of interest (including Salton) that Applica would be focusing on another proposal.
     Following the May 5, 2006 meeting of the Applica board, Applica’s senior management and legal and financial advisors began to discuss and negotiate a possible transaction with NACCO. Applica also began to conduct detailed due diligence investigations with respect to business, legal, tax and other matters.
     On May 9, 2006, the Applica board held its annual meeting. Mr. Schulman updated the directors on the status of the negotiations with NACCO and discussed a projected timeline for a possible transaction with NACCO. The directors discussed the due diligence process and the need to undertake extensive due diligence of Hamilton Beach/Proctor-Silex. Senior management reported to the directors that Greenberg Traurig P.A., Applica’s legal advisor, and an acquisition team from Deloitte & Touche were assisting Applica in its due diligence investigation. The directors also discussed strategic alternatives available to Applica in the event that an agreement relating to the NACCO transaction was not executed, including the proposal by Salton, remaining a stand-alone organization, selling certain divisions of the company and liquidating the company.
     The independent directors on Applica’s board met in executive session on May 9, 2006 and discussed Applica’s pursuit of strategic alternatives. At this meeting, the non-management directors decided to engage Capitalink, L.C. as an independent financial advisor to the Applica board to assist the board in its review of strategic alternatives. Capitalink was subsequently engaged as a financial advisor to the independent members of the board and received a fixed monthly fee for its services.
     On May 17, 2006, Harbinger Capital Partners Master Fund I, Ltd. filed a Schedule 13D indicating that it had increased its ownership in Applica to 6,000,000 shares, or 24.7% of the outstanding shares of Applica’s common stock. Harbinger Capital Partners Master Fund I, Ltd. and the other reporting persons named therein disclosed in such Schedule 13D that the shares were acquired for, and being held for, investment purposes and that the acquisitions were made in the ordinary course of the reporting persons’ business or investment activities, as the case may be.
     On May 18, 2006, the Applica board held a special meeting, which was attended by Applica’s senior management and financial advisor, to discuss the status of negotiations with NACCO and the exploration of strategic alternatives generally. Various matters with respect to the NACCO merger were discussed at this meeting, including, among other things, the structure of the proposed transaction, the status of the due diligence investigations and the proposed dual class common stock structure.
     On May 24, 2006, Applica’s senior management and legal and financial advisors attended a presentation by Hamilton Beach/Proctor-Silex’s senior management. Following this presentation and during the remainder of the week, Applica conducted initial due diligence of Hamilton Beach/Proctor-Silex’s operations. Throughout June, Applica’s management and advisors visited various Hamilton Beach/Proctor-Silex facilities and conducted diligence reviews. Members of Applica’s management also engaged in extensive conversations with NACCO and Hamilton Beach/Proctor-Silex regarding their business and operations.
     On June 6, 2006, NACCO’s legal advisor provided draft merger documentation to Greenberg Traurig and, over the next several weeks, the parties and their respective counsel negotiated the terms of the merger agreement, the spin-off agreement and other transaction documents while due diligence investigations continued.
     Also on June 6, 2006, Harbinger Capital Partners Master Fund I, Ltd. and the other reporting persons named therein filed an amended Schedule 13D indicating that they had increased their ownership in Applica to 7,502,800 shares, or 30.8% of the outstanding shares of Applica’s common stock.
     On June 15, 2006, the Applica board held a meeting, which was attended by Applica’s senior management and financial advisor. At the meeting, Applica’s senior management provided the directors with the preliminary results of the due diligence investigation of Hamilton Beach/Proctor-Silex and discussed the status of the negotiations with NACCO.
     On June 21, 2006, Harbinger Capital Partners Master Fund I, Ltd. and the other reporting persons named therein filed an amended Schedule 13D indicating that they had increased their ownership in Applica to 7,789,100 shares, or 32.0% of the outstanding shares of Applica’s common stock. The reporting persons disclosed in such amended Schedule 13D that the shares of Applica had been acquired for investment, and that the reporting persons would evaluate such investment on a continual basis including, without limitation, for possible synergies with their other current investments. The reporting persons also reserved the right to contact Applica’s management and members of Applica’s board regarding alternatives that Applica could employ to maximize shareholder value and to act in concert with any other Applica shareholders for a common purpose, should they decide to do so and/or to recommend courses of action to Applica’s management, the Applica board and Applica’s shareholders.
     On June 28, 2006, a meeting was held in order to update the board on the progress made to date with respect to the NACCO merger. Applica’s senior management and legal and financial advisors participated in the meeting, as well as representatives of Capitalink. Senior management and representatives from Banc of America Securities provided the Applica board with an overview of the proposed transaction with Hamilton Beach/Proctor-Silex. The directors, together with Applica’s management and financial advisor, also reviewed the strategic rationale for the NACCO merger.
     On July 7, 2006, Mr. Schulman contacted Mr. Rankin to discuss the possible transaction and tasks that had to be completed. Over the next few weeks, NACCO’s and Hamilton Beach/Proctor-Silex’s legal advisors and Greenberg Traurig continued to negotiate definitive transaction documentation and finalize their respective due diligence reviews.
     In mid-July, NACCO requested a change in the proposed dual class structure contemplated for the combined company. The original transaction provided that in the spin off, each holder of NACCO Class A common stock would receive a share of Hamilton Beach Class A common stock and each holder of NACCO Class B common stock would receive a share of Hamilton Beach Class B common stock. However, as the result of certain provisions of the NACCO Certificate of Incorporation which required all holders of NACCO shares to receive equal consideration in the spin off, NACCO requested that the transaction be revised such that each holder of NACCO Class A common stock and Class B common stock both receive one half of a share of Hamilton Beach Class A common stock and one half of a share of Hamilton Beach Class B common stock.
     In mid-July, a representative of Harbinger Capital Partners Master Fund I, Ltd. contacted Applica’s financial advisor concerning the exploration of a possible strategic transaction. However, Applica was unable to reach agreement on the terms of a confidentiality and standstill agreement and it did not participate in Applica’s review of strategic alternatives.
     On July 17, 2006, the Applica board held a meeting which was attended by Applica’s senior management and Banc of America Securities, as well as representatives of Capitalink. At this meeting, Applica’s senior management reported on the results of the due diligence investigation and one of Applica’s directors reported on the results of an earlier conversation with Mr. Rankin and other persons regarding the proposed operation of the newly combined company. Also at this meeting, Banc of America Securities informed the Applica board members of the modification requested by NACCO of the dual class structure contemplated for the combined company and discussed the revised structure with the Applica board. Members of senior management discussed the current status of negotiations with NACCO and the terms of the current drafts of the merger agreement, spin-off agreement and other transaction documents. Mr. Schulman reported to the directors that Applica’s senior management supported the proposed transaction. After a comprehensive discussion, the directors instructed Banc of America Securities to request that NACCO enhance the financial terms of the transaction, in an effort to assure that the proposed terms represented the best value reasonably obtainable, and to confirm that the amount of the dividend to be paid to NACCO immediately prior to the spin-off and merger would be limited to $110 million. In connection with this request, Banc of America Securities subsequently proposed to NACCO’s financial advisor the payment of a $25 million dividend to Applica’s shareholders immediately prior to the consummation of the merger. This proposal was rejected by NACCO.
     During the week of July 17, 2006, substantial progress was made in negotiating the terms and conditions of the merger agreement, spin-off agreement and other transaction documents for the NACCO merger.
     On July 19, 2006, Applica received a letter from Salton reconfirming its interest in a stock-for-stock merger with Applica. However, the letter did not specify the terms of an offer. In subsequent conversations with Applica’s financial advisor on that same day, Salton’s financial advisor indicated that Salton might consider making a revised proposal that would permit Applica’s shareholders to elect to receive cash instead of Salton common stock. Salton was advised that any revised proposal should be made as soon as possible. Applica did not receive a revised proposal from Salton.
     Also on July 19, 2006, the Applica board held a meeting, which was attended by Applica’s senior management and legal and financial advisors, as well as representatives of Capitalink, to discuss in detail the terms of the NACCO merger. Applica’s financial advisor updated the directors with respect to the status of the merger discussions with NACCO and informed the directors that NACCO had indicated that it was unwilling to modify the financial terms of the merger and would not pay a dividend to Applica’s shareholders, but had confirmed that the dividend to be paid to NACCO immediately prior to the spin-off and merger would be limited to $110 million. Applica’s financial advisor also informed the directors of the letter that had been received earlier in the day from Salton and the subsequent discussions with Salton’s financial advisor regarding a revised proposal. The directors proceeded to discuss the terms of the NACCO merger and matters pertaining to Salton. A lengthy and detailed discussion ensued regarding Salton and the Applica board’s initial rationale for not exploring a potential transaction with Salton at that point in time. Following extensive discussion, the directors determined that the concerns initially expressed that led to a decision not to pursue a transaction with Salton remained — primarily that the board believed that it was unlikely that Salton could match or exceed the value believed to be inherent in the NACCO merger — and that no formal response to the letter was necessary, absent receipt of a revised proposal. The members of senior management then advised the directors on the status of the negotiations concerning the transaction documents.
     On July 21, 2006, the Applica board met to consider the NACCO merger. Applica’s senior management and legal and financial advisors, as well as representatives of Capitalink, attended the meeting. Senior management reviewed for the directors the course of discussions and negotiations with NACCO following the last meeting of the Applica board and summarized the terms and conditions of the NACCO merger agreement, the regulatory approval process and the financial and strategic implications of the merger. Also at this meeting, Banc of America Securities and Capitalink discussed with the Applica board financial aspects of the NACCO merger. In addition, representatives of Greenberg Traurig discussed the fiduciary obligations of the directors in connection with their consideration of the proposed merger agreement.
     After an extensive discussion of the proposed transaction, the Applica board resolved that the NACCO merger agreement and the NACCO merger were advisable for, fair to and in the best interest of Applica’s shareholders and voted to approve and adopt the NACCO merger agreement and the NACCO merger.
     Over the next few days, representatives of Applica, Hamilton Beach/Proctor-Silex and NACCO, as well as their legal and financial advisors, worked to finalize the transaction documentation. Late in the evening of July 23, 2006, NACCO, HB-PS Holding Company, Inc., and Applica executed the merger agreement. On July 24, 2006, prior to the opening of trading on the NYSE, NACCO and Applica issued a joint press release announcing the NACCO merger.
     On July 31, 2006, a representative of Harbinger Capital Partners Master Fund I, Ltd. contacted a member of Applica’s senior management regarding the merger announcement and expressed dissatisfaction with the terms of the NACCO merger. The senior executive responded that management intended to promote acceptance of the NACCO merger and that a proxy statement would be filed shortly containing additional information about the proposed transaction. He further noted that Applica would meet with shareholders after the filing of the initial proxy statement to seek shareholder support for the NACCO merger.
     On August 1, 2006, the Applica board held its previously scheduled quarterly meeting to review Applica’s second quarter results. At such meeting, the directors discussed the timeline for the NACCO merger and employee and customer reactions to the announcement. The Applica board also discussed Harbinger Capital Partners Master Fund I, Ltd.’s expressed dissatisfaction with the NACCO merger.
     On August 2, 2006, the Harbinger Funds and certain other persons delivered an Acquiring Person Statement and an accompanying letter to us pursuant to the Florida Control Share Act. Such persons sought at Applica’s next annual or special shareholders meeting to have restored any voting rights which may have been lost as a result of the application of the Florida Control Share Act to the shares of Applica’s common stock then owned, or acquired in the future, by the Harbinger Funds and the other persons named in the Acquiring Person Statement.
     On August 3, 2006, the Harbinger Funds and the other reporting persons named therein filed an amended Schedule 13D indicating that they had increased their aggregate ownership in Applica to 7,921,200 shares, or 32.55% of the outstanding shares of Applica’s common stock. In addition, the Harbinger Funds and the other reporting persons disclosed that, during the July 31 call with one of Applica’s senior executives described above, the issue of the Florida Control Shares Act was discussed. Finally, the Harbinger Funds and the other reporting persons reported that they had filed the Acquiring Person Statement described above.

     The reporting persons also reserved the right to be in contact with members of Applica’s management, the members of the Applica board, other significant shareholders, NACCO’s management and directors and others regarding alternatives that Applica could employ to maximize shareholder value. The reporting persons also reserved the right to effect transactions that would change the number of shares they may be deemed to beneficially own and they also reserved the right to act in concert with any of Applica’s other shareholders, or other persons, for a common purpose should they determine to do so, and/or to recommend courses of action to Applica’s management, Applica’s board and Applica’s shareholders.
     On August 8, 2006, a representative of Greenberg Traurig had a discussion with counsel for the Harbinger Funds and acknowledged Applica’s receipt of the Acquiring Person Statement. Among other things discussed, Applica’s counsel informed the Harbinger Funds’ counsel that Applica intended to include the issue on the agenda at the next special meeting of Applica’s shareholders, at which the NACCO merger would also be considered. The Harbinger Funds and the other reporting persons named therein filed an amendment to their Schedule 13D on the same date reflecting their view of such conversation. The amendment also indicated that the Harbinger Funds and the other reporting persons named therein had increased their aggregate ownership in Applica to 8,621,100 shares, or 35.20% of the outstanding shares of Applica’s common stock. The reporting persons also reserved the right to be in contact with members of Applica’s management, the members of the Applica board, other significant shareholders, NACCO’s management and directors and others regarding alternatives that Applica could employ to maximize shareholder value. The reporting persons also reserved the right to effect transactions that would change the number of shares they may be deemed to beneficially own and they also reserved the right to act in concert with any of Applica’s other shareholders, or other persons, for a common purpose should they determine to do so, and/or to recommend courses of action to Applica’s management, the Applica board and Applica’s shareholders.
     On August 9, 2006, Applica’s counsel sent a letter to the Harbinger Funds’ counsel confirming the conversation of August 8 and clarifying Applica’s view of certain matters disclosed in the amended Schedule 13D filed by the Harbinger Funds and the other reporting persons named therein on August 2, including statements by Applica’s executive officer regarding the Florida Control Share Act. The Harbinger Funds and the other reporting persons named therein filed the letter on August 11, 2006 as an exhibit to an amendment to their Schedule 13D, which amendment also indicated that the reporting persons had increased their aggregate ownership in Applica to 9,201,000 shares, or 37.57% of the outstanding shares of Applica’s common stock.
     On August 17, 2006, the Harbinger Funds and the other reporting persons named therein filed an amendment to their Schedule 13D indicating that they had sent a letter to Applica requesting inspection of Applica’s shareholder list and certain other records and that they had increased their aggregate ownership in Applica to 9,611,600 shares, or 39.24% of the outstanding shares of Applica’s common stock. Applica provided the Harbinger Funds with a copy of a shareholder list as of the record date of Applica’s 2006 annual meeting of shareholders, which was March 20, 2006.

     On August 31, 2006, the Applica board met to discuss the disclosures included in the proxy statement/prospectus/information statement to be filed in connection with the NACCO merger, and the inclusion of the proposal by the Harbinger Funds and certain other persons under the Florida Control Share Act for the restoration of voting rights on the agenda of the special shareholders meeting to be held to consider the NACCO merger.
     On September 12, 2006, HB-PS Holding Company, Inc. filed a registration statement on Form S-4 containing a preliminary proxy statement for Applica’s special shareholders meeting to consider the proposal to approve and adopt the NACCO merger, as well as the proposal by the Harbinger Funds and certain other persons under the Florida Control Share Act.
     On the evening of September 13, 2006, a representative of the Harbinger Funds contacted a member of Applica’s senior management team and expressed continued dissatisfaction with the terms of the NACCO merger following a review of the preliminary proxy statement.
     In the morning on September 14, 2006, a representative from the Harbinger Funds contacted a member of Applica’s senior management team and advised such person that Philip Falcone, Senior Managing Director of the Harbinger Funds, would be contacting Mr. Schulman prior to 9:00 a.m. that morning. Shortly thereafter, Mr. Falcone initiated a phone call and spoke to Mr. Schulman and two other members of Applica’s senior management. Mr. Falcone indicated that a letter from the Harbinger Funds to Applica setting forth the Harbinger Funds’ offer to acquire the shares of Applica’s common stock that they did not currently own for $6.00 per share in cash would shortly be delivered to Applica and thereafter be released publicly. Upon receipt, Applica provided written notice to NACCO that Applica had received the unsolicited, bona fide written offer from the Harbinger Funds. The Harbinger Funds and the other reporting persons named therein filed an amendment to their Schedule 13D indicating that they had made such offer and that they had increased their aggregate ownership in Applica to 9,830,800 shares, or 40.14% of the outstanding shares of Applica’s common stock, and included a copy of a second Acquiring Person Statement delivered to Applica by the Harbinger Funds and certain other persons named therein.
     Later on September 14, 2006, the Applica board held a meeting to discuss the Harbinger Funds’ offer and its obligations under the NACCO merger agreement. The meeting was attended by Applica’s senior management and legal and financial advisors, as well as representatives of Capitalink and the Applica board’s independent legal counsel, Boies, Schiller & Flexner LLP. At the meeting, the Applica board reviewed and discussed the offer from the Harbinger Funds with management and the legal and financial advisors. The Applica board also discussed with the legal advisors the provisions of the NACCO merger agreement relating to competing transactions. After consultation with the legal and financial advisors, the Applica board determined that there was a reasonable likelihood that the Harbinger Funds’ offer would constitute a superior proposal (as defined in the NACCO merger agreement). After further consultation with the legal advisors, the Applica board also determined that it was required by its fiduciary duties to engage in discussions and negotiations with the Harbinger Funds in response to their offer. The Applica board then authorized senior management, subject to Applica’s compliance with the terms of the NACCO merger agreement, to negotiate and enter into a confidentiality agreement with the Harbinger Funds and to thereafter engage in discussions and negotiations with them.

     On September 15, Greenberg Traurig notified NACCO’s legal advisor in writing that the Applica board had determined that there was a reasonable likelihood that the Harbinger Funds’ offer would constitute a superior proposal (as defined in the NACCO merger agreement).
     Over the next few days, members of Applica’s senior management and representatives of Greenberg Traurig negotiated a confidentiality agreement with the Harbinger Funds and their legal advisor, Paul, Weiss, Rifkind, Wharton & Garrison LLP, which was executed on September 21, 2006. A copy of such agreement was provided to NACCO’s counsel later that day. Thereafter, the Harbinger Funds and their legal and financial representatives commenced detailed due diligence on Applica and Applica commenced due diligence on the ability of the Harbinger Funds to pay the merger consideration. Over the next few weeks, members of senior management and Applica’s legal and financial advisors met with, and Applica responded to due diligence questions from, Harbinger and its legal and financial advisors.
     On September 22, 2006, the Harbinger Funds and the other reporting persons named therein filed an amendment to their Schedule 13D including a copy of the confidentiality agreement.
     On October 4, 2006, Paul Weiss provided a draft merger agreement to Applica and Greenberg Traurig and, over the next few days, the parties and their respective counsel negotiated the terms of the merger agreement while due diligence investigations continued.
     On October 9, 2006, the Applica board met to review the terms of the merger agreement. Applica’s senior management and legal and financial advisors, as well as representatives of Capitalink, attended the meeting. Senior management reviewed with the directors the course of discussions and negotiations with the Harbinger Funds following the last meeting of the Applica board and summarized the terms and conditions of the proposed merger agreement, the regulatory approval process and the financial and strategic implications of the merger. Also at this meeting, Banc of America Securities and Capitalink discussed with the Applica board financial aspects of the merger. The Applica board members also discussed financial aspects and terms of the NACCO merger with senior management and the legal and financial advisors, and compared the two transactions. Applica’s legal advisor also discussed with the Applica board the contractual requirements in the NACCO merger agreement that needed to be followed by Applica in accepting a superior proposal (as defined in the NACCO merger agreement).
     On October 10, 2006, the Applica board met again with senior management and Applica’s legal and financial advisors and the independent directors’ legal and financial advisors. At this meeting, the Applica board reviewed and discussed the terms of the proposed merger agreement with senior management and the legal and financial advisors and determined that the Harbinger Funds’ offer, as further reflected in the proposed merger agreement, constituted a superior proposal (as defined in the NACCO merger agreement). The Applica board further determined that Applica should provide NACCO with notice as to Applica’s intent to terminate the NACCO merger agreement in order to enter into an agreement with Harbinger with respect to its superior proposal if all of the conditions for terminating the NACCO merger agreement were satisfied.

     Following the meeting, Mr. Schulman provided NACCO with written notice of the board’s intention to terminate the NACCO merger agreement in four business days pursuant to the terms of such agreement. The notice included a copy of the proposed merger agreement.
     On October 11, 2006, representatives of Greenberg Traurig had conversations with NACCO’s legal representatives in which NACCO alleged that Applica had not complied with certain of the requirements of the NACCO merger agreement relating to a competing transaction. Applica strongly disagreed with this assertion. However, to attempt to satisfy NACCO’s stated concerns, on October 12, 2006, Harbinger provided Applica with a letter confirming their offer to enter into the proposed merger agreement. On October 12, 2006, the Applica board held a meeting to review such letter. Applica’s senior management and legal advisors, as well as representatives of the independent directors’ legal and financial advisors, attended the meeting. At the meeting, the Applica board reconfirmed (i) that the offer constituted a superior proposal (as defined in the NACCO merger agreement) and (ii) its current intent to terminate the NACCO merger agreement if all of the conditions for terminating the NACCO merger agreement were satisfied. The Applica board discussed NACCO’s allegations with the legal advisors and, although it believed in good faith that Applica had properly complied with all requirements under the NACCO merger agreement, the Applica board agreed to re-notify NACCO of its conclusions and provide NACCO with a new four business day period in which to propose changes to the terms of the NACCO merger and the NACCO merger agreement. Applica provided NACCO with written notification of such matters on October 12, 2006 and informed NACCO that Applica was available to engage in good faith negotiations with respect to such changes as NACCO and HB-PS Holding Company, Inc. may propose to the terms of the NACCO merger agreement. At no time did NACCO or HB-PS Holding Company, Inc. propose to modify the terms of the NACCO merger agreement.
     On the morning of October 19, 2006, the Applica board held a meeting, in which members of senior management and Applica’s legal and financial advisors, as well as the independent directors’ legal and financial advisors, participated. At the meeting:
•	senior management reviewed for the directors the course of discussions and negotiations with the Harbinger Funds following the last meeting;

•	the Applica board reviewed the terms of the merger agreement with Applica’s legal and financial advisors and the independent directors’ legal and financial advisors;

•	the Applica board noted that at no time did NACCO or HB-PS Holding Company, Inc. propose to modify the terms of the NACCO merger agreement;

•	Banc of America Securities reviewed with the Applica board its financial analysis of the $6.00 per share merger consideration and delivered an oral opinion, which was confirmed by delivery of a written opinion, dated October 19, 2006, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the $6.00 per share merger consideration to be received by holders of Applica’s common stock, other than Harbinger and its affiliates, pursuant to the merger agreement was fair, from a financial point of view, to such holders;
•	Capitalink provided the Applica board with their observations regarding the proposed transaction and the financial analyses performed by Banc of America Securities and advised the directors that they believed that the financial analyses performed by, and the conclusion of, Banc of America Securities appeared to be reasonable;

•	the directors discussed the potential interests of certain of Applica’s officers and directors in the proposed transaction that were different from Applica’s shareholders generally;

•	the Applica board determined that the Harbinger Funds’ offer remained a superior proposal (as defined in the NACCO merger agreement) following the expiration of a period during which NACCO could propose changes to the NACCO merger agreement of which was in excess of that required by the NACCO merger agreement, and that terminating the NACCO merger agreement was reasonably required by the Applica board’s fiduciary obligations under applicable law; and

•	the Applica board approved the termination of the NACCO merger agreement and the payment of the termination fee and termination expenses to NACCO under the NACCO merger agreement.
     After lengthy discussions and a thorough review with senior management and the legal and financial advisors, the Applica board determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, were advisable for, fair to and in the best interest of Applica’s shareholders (other than Harbinger and its affiliates) and voted to approve and adopt the merger agreement and the merger.
     Following the meeting, Applica provided NACCO with written notice of the termination and paid to NACCO a termination fee and expense reimbursement of $6 million pursuant to the terms of the NACCO merger agreement. After payment of such fees and expenses and delivery of the notice of termination, Applica executed the Harbinger merger agreement and thereafter issued a press release announcing the termination of the NACCO merger agreement and the execution of the merger agreement with Harbinger.
     Late in the evening of December 13, 2006, Applica received a letter from NACCO offering to acquire Applica’s common stock for $6.50 per share in cash (and on December 15, 2006, NACCO publicly announced that, through a subsidiary, it had commenced a tender offer to purchase all of Applica’s outstanding common stock at an offer price of $6.50 per share). In accordance with the terms of the merger agreement, Applica promptly notified Harbinger on December 14, 2006 of Applica’s receipt of the offer from NACCO.

     Subsequently, on December 14, 2006, Harbinger submitted to Applica a definitive binding offer to enter into an amendment to its merger agreement that provides for Applica’s shareholders to receive $6.50 in cash per share if the Harbinger merger is completed. The Applica board held a meeting that same day and discussed the offers from NACCO and Harbinger and its obligations under the Harbinger merger agreement. The meeting was attended by Applica’s senior management and legal and financial advisors, as well as a representative of the Applica board’s independent legal counsel. The Applica board discussed with the legal advisors the provisions of the Harbinger merger agreement relating to competing transactions.
     At the meeting, the Applica board reviewed and discussed the offers from NACCO and Harbinger with management and the legal and financial advisors and unanimously determined on December 14, 2006 that the merger agreement, as amended, is at least as favorable to Applica’s shareholders as the offer made by NACCO. After lengthy discussions and a thorough review with management and the legal and financial advisors, the Applica board also unanimously determined that the merger agreement, as amended, is advisable for, fair to and in the best interests of Applica’s shareholders (other than Harbinger and its affiliates) and voted to approve and adopt, and authorized senior management to enter into, the amendment proposed by Harbinger. On December 14, 2006, Applica executed Amendment No. 1 to the Agreement and Plan of Merger with Harbinger and thereafter issued a press release announcing the amendment. On December 15, 2006, Applica filed with the SEC a supplement to the Harbinger merger proxy statement that describes, among other things, the amendment to the Harbinger merger agreement.
     On December 15, 2006, Greenberg Traurig sent a letter to NACCO on Applica’s behalf informing NACCO of Harbinger’s increase to $6.50 of its per share purchase price and the Applica board’s determination that the Harbinger merger agreement, as amended, is at least as favorable to Applica’s shareholders as the NACCO offer.
     Also on December 15, 2006, NACCO and NACCO Sub filed the Schedule TO with the SEC and delivered a request pursuant to Rule 14d-5, purportedly commencing the NACCO offer.
     On December 18, 2006, the Applica board held a meeting during which it reviewed and discussed the terms and conditions of the NACCO offer set forth in the Schedule TO with management and the legal and financial advisors. After careful consideration, the Applica board determined at such meeting to recommend that Applica’s shareholders reject the NACCO offer and not tender their shares in the NACCO offer.
(c) Reasons for the Recommendation.
     In evaluating NACCO’s offer, the Applica board consulted with Applica’s management and legal and financial advisors and, in reaching its determination to recommend that Applica’s shareholders reject the NACCO offer, the Applica board considered, among other things, the following material factors and information:
•	No Premium. The $6.50 per share offer price of the NACCO offer does not offer any premium over the per share price, which is also $6.50, set forth in the Harbinger merger agreement, as amended on December 14, 2006.

•	Harbinger Agreement at Least as Favorable. After consultation with its legal and financial advisors, the Applica board determined in accordance with the Harbinger merger agreement, that the Harbinger merger agreement, as amended, is at least as favorable to Applica’s shareholders as the NACCO offer.

•	NACCO Offer is Highly Conditional. The NACCO offer is highly conditional and includes extensive broadly drafted and subjective conditions that could provide significant obstacles to completion of the NACCO offer or the other aspects of the NACCO merger and result in uncertainty that the NACCO offer will be consummated. Unlike the closing conditions contained in the Harbinger merger agreement, NACCO Sub, within its “reasonable” discretion, has the ability to determine whether certain of the closing conditions to the NACCO offer have been satisfied. In addition, there are many conditions precedent to the NACCO offer that are either not conditions precedent to the Harbinger merger or are broader in scope than similar closing conditions contained in the Harbinger merger agreement, including, among others:
•	Minimum Condition. Applica’s shareholders shall have validly tendered and not properly withdrawn prior to the expiration of the NACCO offer a number of shares of common stock that constitute a majority of the outstanding shares of Applica’s common stock, calculated on a fully diluted basis as of the date the shares are accepted for payment pursuant to the NACCO offer.

•	Takeover Statute Condition. The Applica board shall have irrevocably taken all action necessary to render sections 607.0901 and 607.0902 of the FBCA inapplicable to NACCO Sub.

•	Recommendation Condition. The Applica board shall have recommended that Applica’s shareholders accept the NACCO offer and tender their shares in the NACCO offer.

•	Termination of Harbinger Merger Condition. The Harbinger merger agreement shall have been terminated, or a court of competent jurisdiction shall have entered an order satisfactory to NACCO Sub that the Harbinger merger agreement is not legally valid and binding on the parties thereto.

•	No Adverse Change Condition. No change shall have occurred or be threatened in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), cash flows, licenses, franchises, permits, authorizations, operations, results of operations or prospects of Applica that NACCO Sub determines in good faith has or might reasonably be expected to have a material adverse effect on Applica, or results or might reasonably be expected to result in a material diminution in the value of Applica’s common stock or the benefits expected to be derived by NACCO Sub as a result of the transactions contemplated by the NACCO offer or the NACCO merger.
•	No Action Condition. There shall not have been any statute, rule, regulation, law, order or injunction or any action, proceeding, application, claim or counterclaim or any judgment, ruling, or injunction or any other action taken, promulgated, enacted, entered, enforced, issued or amended by any government authority that is applicable to NACCO, NACCO Sub, Applica, the NACCO offer or the NACCO merger that (i) makes the acceptance for payment of, or payment for or purchase of some or all of the shares of Applica’s common stock illegal, (ii) imposes material limitations on the ability of NACCO, NACCO Sub or any of their respective subsidiaries to acquire or hold, transfer or dispose of, or effectively to exercise all rights of ownership of, some or all of the shares of Applica’s common stock, (iii) imposes any limitations on the ability of NACCO or NACCO Sub or any of their respective affiliates effectively to control the business or operations of Applica, NACCO, NACCO Sub or any of their respective subsidiaries, (iv) otherwise prohibits the NACCO offer or the NACCO merger, (v) seeks to require divestiture by NACCO Sub (or any affiliate of NACCO) of any or all of the shares of Applica’s common stock, (vi) otherwise has or NACCO Sub determines in good faith might reasonably be expected to have an “adverse effect,” or results or might reasonably be expected to result in a “diminution in value,” or (vii) seeks to impose any condition to the NACCO offer unacceptable to NACCO Sub.

•	No Unusual Event Condition. There shall not have occurred (i) any general suspension of trading in, or limitation on times or prices for, securities on any United States national securities exchange, or in the over-the-counter market, (ii) any extraordinary or material adverse change in the United States financial markets generally, including without limitation, a decline of at least 20% in either the Dow Jones average of industrial stocks or the Standard & Poor’s 500 index from December 14, 2006, (iii) any declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any material limitation by any governmental entity or any court that materially affects the extension of credit generally by lenders that regularly participate in the United States market in loans, (v) any commencement or escalation of war, terrorist acts, armed hostilities or other national or international calamity, directly or indirectly, involving the United States, (vi) a suspension of, or limitation (whether or not mandatory) on, the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States, or (vii) in the case of any of the foregoing occurrences existing on or at the time of the commencement of the NACCO offer, a material acceleration or worsening thereof.

•	No Change in Capital Structure Condition. Applica shall not have (i) issued, distributed, pledged, sold or authorized, or proposed the issuance of or distribution, pledge or sale to any person of any (A) shares of its capital stock pursuant to employee stock options outstanding on November 27, 2006 of any class or securities convertible into or exchangeable for any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of Applica, (B) other securities in respect of, in lieu of or in substitution for shares of Applica’s common stock outstanding on November 27, 2006, or (C) debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, (ii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding shares of Applica’s common stock or other securities, (iii) proposed, recommended, authorized, declared, issued or paid any dividend or distribution on any shares or any other security, whether payable in cash, securities or other property, (iv) altered or proposed to alter any material term of any outstanding security, (v) incurred, agreed to incur or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (vi) authorized, recommended, proposed or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of assets or securities other than in the ordinary course of business, any material change in its capitalization or business operations, any release or relinquishment of any material contractual or other rights or any comparable event, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced, or (vii) entered into or amended any other agreement or otherwise effected any other arrangement with any other party or with its officers or other employees of Applica that NACCO Sub determines in good faith might, individually or in the aggregate, have an adverse effect or result in a diminution in value.

•	No Extraordinary Transaction Condition. A tender or exchange offer for some portion or all of the shares of Applica’s common stock shall not have been commenced or publicly proposed to be made by another person, and it must not have been publicly disclosed or NACCO Sub must have learned that (i) any person has acquired or proposed to acquire more than five percent of the outstanding shares of Applica’s common stock, or has been granted any option or right, conditional or otherwise, to acquire more than five percent of the outstanding shares of Applica’s common stock, other than acquisitions for bona fide arbitrage purposes and other than acquisitions by persons or groups who have publicly disclosed in a Schedule 13D or 13G such ownership on or prior to December 14, 2006, (ii) any such person who has publicly disclosed any such ownership of more than five percent of the outstanding shares of Applica’s common stock prior to such date has acquired or proposed to acquire additional shares constituting more than one percent of the outstanding shares of Applica’s common stock, or has been granted any option or right to acquire more than one percent of the outstanding shares of Applica’s common stock, (iii) any such person has entered into a definitive agreement or an agreement in principle, in each case, other than the existing Harbinger merger agreement, as in effect on December 14, 2006 or made a proposal with respect to a tender offer or exchange offer for some portion or all of the outstanding shares of Applica’s common stock or a merger, consolidation or other business combination or sale of assets with or involving Applica, or (iv) any person, other than Harbinger, in connection with the existing Harbinger merger agreement, has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, or made a public announcement reflecting an intent to acquire Applica or assets or securities of Applica.
•	Global Markets Condition. No change shall have occurred or be threatened in the general economic, financial, currency exchange or market conditions in the United States or abroad that Applica determines in good faith has or might have an “adverse” effect or results or might result in a “diminution in value.”
The Harbinger merger agreement does not contain closing conditions analogous to the Minimum Condition, the Takeover Statute Condition, the No Unusual Event Condition, the No Change in Capital Structure Condition, the No Extraordinary Transaction Condition or the Global Markets Condition. In addition, the No Adverse Change Condition (due in part to the lack of standard carve-outs) and the No Action Condition are significantly broader and more general than their more narrowly tailored counterparts in the Harbinger merger agreement. The broad range and scope of the NACCO offer closing conditions create uncertainty regarding whether NACCO will elect to consummate the NACCO offer given that any number of otherwise insignificant events or circumstances could be deemed by NACCO to cause any one of these conditions to not be satisfied. This is especially true of the No Unusual Event Condition, which, among other things, requires as a condition to the NACCO offer that no “commencement or escalation of war, terrorist acts, armed hostilities or other national or international calamity, directly or indirectly, involving the United States” will have occurred.
•	Restrictions Imposed by Harbinger Merger Agreement. Given certain provisions contained in the Harbinger merger agreement, it is not possible to satisfy various closing conditions to the NACCO offer at this time.
•	The Recommendation Condition is not capable of being satisfied. The Applica board does not intend to change its recommendation that Applica’s shareholders reject the NACCO offer and not tender their shares of Applica’s common stock in the NACCO offer. If the Applica board modifies or withdraws its recommendation that Applica’s shareholders vote for the Harbinger merger, Applica must pay APN Mergersub, Inc., or Harbinger

Buyer, a fee equal to $4.0 million plus up to $2.0 million of reasonable, documented, third party, out-of-pocket expenses.
•	The Termination of Harbinger Merger Condition is not capable of being satisfied. The terms of the Harbinger merger agreement prohibit Applica from terminating such agreement to accept a competing proposal that is not a superior proposal.
•	Conditional Financing. Although the NACCO offer is not subject to a financing closing condition, it is uncertain whether NACCO Sub will have access to sufficient cash to complete the NACCO offer. According to the Schedule TO, NACCO Sub, a newly created shell company apparently having no assets, will require approximately $162,500,644, plus any related transaction fees and expenses, to complete the NACCO offer. The Schedule TO further states that NACCO Sub will rely on two senior credit facilities to finance completion of the NACCO offer. According to the Schedule TO, NACCO Sub and “certain of its affiliates as additional borrowers and certain of its affiliates as guarantors” have obtained commitments from “certain lenders” to provide senior bank financing. Borrowings under the senior credit facilities are subject to various conditions. As copies of the commitment letters were not provided in the Schedule TO, the Applica board does not know the identity of the potential lenders, and it is uncertain whether NACCO Sub will have access to the senior credit facilities in time to consummate the NACCO offer. Even if NACCO Sub closes on the senior credit facilities, it is uncertain whether all of the conditions precedent to draw downs will be met. With respect to the Harbinger merger, the Harbinger Buyer received equity funding letters from the Harbinger Funds, that, subject to the conditions therein, provide for an aggregate amount of up to $275 million of equity financing for completion of the merger, including the approximately $97 million required to pay the merger consideration. Copies of the equity funding letters are attached as Annexes C1 and C2 to the Harbinger merger proxy statement.
     Given (i) the equal $6.50 price per share in cash being offered in each of the NACCO offer and the Harbinger merger agreement, as amended, (ii) the Applica board has determined that the Harbinger merger agreement, as amended, is at least as favorable as the NACCO offer, (iii) the uncertainty as to whether the conditions precedent to the NACCO offer can be satisfied, (iv) the risks to Applica associated with terminating the Harbinger merger agreement or the Applica board changing its recommendation of the Harbinger merger agreement and (v) the questions surrounding NACCO Sub’s access to sufficient cash to consummate the NACCO offer, the Applica board believes it serves the interests of Applica’s shareholders to reject the NACCO offer.
     In light of the above factors, the Applica board determined that the NACCO offer is not in the best interests of Applica and Applica’s shareholders. Accordingly, the Applica board recommends that Applica’s shareholders reject the NACCO offer and not tender their shares pursuant to the NACCO offer.

     The preceding discussion of the information and factors considered by the Applica board includes all material factors and information considered by the Applica board in making its recommendation, but is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the NACCO offer and the complexity of these matters, the Applica board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination, and individual directors may have given different weight to different factors.
     The Applica board reserves the right to revise this recommendation in the event of changed circumstances, if any. Any such change in the recommendation of the Applica board will be communicated to shareholders as promptly as practicable in the event that such a determination is reached.
(d) Intent to Tender.
     To Applica’s current knowledge, none of Applica’s executive officers, directors, affiliates or subsidiaries currently intends to sell or tender for purchase pursuant to the NACCO offer any shares of Applica’s common stock owned of record or beneficially owned.
Item 5. Person/Assets, Retained, Employed, Compensated or Used.
     Applica has engaged Georgeson Inc. to, among other things, assist in connection with Applica’s communications with its shareholders with respect to the NACCO offer and will pay Georgeson a fee of up to $66,500, plus reimbursement of out-of-pocket expenses for its services.
     Except as set forth above, neither Applica nor any person acting on its behalf has or currently intends to employ, retain or compensate any person to make solicitations or recommendations to the shareholders of Applica on its behalf with respect to the NACCO offer.
Item 6. Interest in Securities of the Subject Company.
     During the past 60 days, no transactions with respect to shares of Applica’s common stock have been effected by Applica or, to Applica’s best knowledge, by any of its executive officers, directors, affiliates or subsidiaries.
Item 7. Purposes of the Transaction and Plans or Proposals.
     As discussed elsewhere in this Statement and in the Harbinger merger proxy statement, Applica is presently party to the Harbinger merger agreement. Unless and until the Harbinger merger agreement is terminated, Applica has agreed to immediately cease, terminate and discontinue any discussions or negotiations with any person conducted before the date of the Harbinger merger agreement with respect to any competing transaction, which is defined to include any merger, consolidation, share exchange, business combination or other transaction or series of transactions involving Applica. Applica has also agreed that it would request the return or destruction of all confidential information provided by Applica or on Applica’s behalf to all persons who have had such negotiations or discussions or who have entered into confidentiality agreements with Applica pertaining to a competing transaction. Applica has also agreed that it will not, and will cause its affiliates and representatives not to, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any person relating to any competing transaction. Applica must promptly (and in any event within 24 hours) notify APN Holding Company Inc., or Harbinger Buyer, of any receipt of any inquiry or proposal (and the terms thereof) relating to a competing transaction.
     Applica is permitted to engage in discussions or negotiations with, or provide information to, any person in response to an unsolicited bona fide written offer regarding a competing transaction only if all of the following conditions exist:
•	Applica’s shareholders have not yet approved the Harbinger merger;

•	the Applica board received an unsolicited bona fide written offer regarding a competing transaction from a third party (which has not been withdrawn) and the board determines in good faith that there is a reasonable likelihood that such competing transaction would constitute a superior proposal;

•	the Applica board, after consultation with its outside counsel, determines in good faith that such action is required by its fiduciary duties;

•	prior to providing any information or data to any person in connection with such competing transaction by any such person, Applica receives from such person an executed confidentiality agreement containing terms Applica determines to be substantially similar as the confidentiality agreement entered into with Harbinger Buyer (but permitting certain disclosures to Harbinger Buyer and its affiliates relating to the name of the bidder and the terms of the offer); and

•	prior to providing any information or data to any person or entering into discussions or negotiations with any person, Applica promptly notify Harbinger Buyer of such competing transaction in accordance with the Harbinger merger agreement.
     The Harbinger merger agreement provides that it may be terminated by the parties and, in certain circumstances, may require a termination fee to be paid by one party to the other. Specifically, the Harbinger merger agreement may be terminated at any time before the completion of the Harbinger merger:
•	by mutual written consent of Harbinger Buyer and Applica;

•	by Applica (provided it is not then in material breach of any covenant or in breach of any representation or warranty or other agreement) if:
•	Harbinger Buyer or APN Mergersub, Inc. (which is referred to in this Statement as Harbinger Sub) breaches any of their respective representations, warranties, covenants or agreements under the Harbinger merger agreement or any such representation and warranty has become untrue, in either case such that certain conditions to closing are incapable of being satisfied, and such breach or condition either by its terms cannot be cured or if reasonably capable of being cured has not been cured within 30 calendar days following receipt by Harbinger Buyer of notice of such breach; or

•	Applica represents to Harbinger Buyer in writing that it has a bona fide good faith belief that the Harbinger Funds will not have sufficient cash on hand or capital commitments to satisfy their respective obligations under the equity funding letters on the anticipated closing of the Harbinger merger agreement, and Applica requests from Harbinger Buyer evidence reasonably satisfactory to it that the Harbinger Funds will have sufficient cash on hand or capital commitments to satisfy their respective obligations under the equity funding letters on the anticipated closing of the Harbinger merger agreement, and within 30 calendar days following Harbinger Buyer’s receipt of such request, Applica does not receive from Harbinger Buyer evidence reasonably satisfactory to it that the Harbinger Funds will have sufficient cash on hand or capital commitments to satisfy their respective obligations under the equity funding letters on the anticipated closing of the Harbinger merger agreement;
•	by Harbinger Buyer (provided neither Harbinger Buyer nor Harbinger Sub is then in material breach of any covenant or in breach of any representation or warranty or other agreement) if there has been a breach by Applica of any of its representations, warranties, covenants or agreements under the merger agreement or any such representation and warranty has become untrue, in either case such that certain conditions to closing are incapable of being satisfied, and such breach or condition either by its terms cannot be cured or if reasonably capable of being cured has not been cured within 30 calendar days following receipt by Applica of notice of such breach;

•	by either Harbinger Buyer or Applica if any order preventing or prohibiting consummation of the transactions contemplated by the Harbinger merger agreement has become final and non-appealable;

•	by either Harbinger Buyer or Applica if the Harbinger merger is not completed by May 1, 2007;

•	by either Harbinger Buyer or Applica if their respective shareholders do not approve the Harbinger merger at the special meeting;

•	by Harbinger Buyer if the Applica board modifies, withdraws or fails to confirm its recommendation that Applica’s shareholders vote in favor of adopting the Harbinger merger agreement within four business days after Harbinger Buyer’s request to do so;

•	by Applica if the Applica board authorizes it, subject to complying with the terms of the Harbinger merger agreement, to enter into a written agreement with respect to a competing transaction proposal regarding a transaction that, if consummated, would result in a transaction more favorable to Applica’s shareholders than the Harbinger merger, provided that Applica shall have, among other things:

•	not solicited, initiated or encouraged a competing transaction;

•	requested the return or destruction of all confidential information provided by or on behalf of Applica to all persons (including NACCO and its affiliates) who have had discussions or negotiations or who have entered into confidentiality agreements with Applica pertaining to a competing transaction;

•	promptly notified Harbinger Buyer of its or any of its officers’, directors’ or representatives’ receipt of any inquiry or proposal relating to, a competing transaction;

•	given Harbinger Buyer and Harbinger Sub at least four business days prior written notice of its intention to terminate the merger agreement, attaching a description of all material terms and conditions of such competing transaction;

•	engaged in good faith negotiations with Harbinger Buyer and Harbinger Sub during the above mentioned four business day notice period with respect to such changes as Harbinger Buyer and Harbinger Sub may propose to the terms of merger and the merger agreement;

•	had the Applica board determine in good faith, after the Applica board has consulted with its legal and financial advisors, that Harbinger Buyer and Harbinger Sub have not made a definitive, binding offer which is at least as favorable to Applica’s shareholders as the competing transaction; and

•	paid a termination fee in the amount of $4.0 million plus up to $2.0 million of reasonable, documented, third party, out of pocket expenses.
     Applica must pay Harbinger Buyer a fee equal to $4.0 million plus up to $2.0 million of reasonable, documented, third party, out-of-pocket expenses if the Harbinger merger agreement is terminated:
•	by Applica or Harbinger Buyer if (i) the Harbinger merger is not completed by May 1, 2007 (unless the failure of the merger to have occurred by such date is due to the failure of Harbinger Buyer or Harbinger Sub to perform in all material respects their respective covenants and agreements) or (ii) Applica shareholder approval is not received at the special meeting and before such termination Applica has received a competing transaction proposal that has not been withdrawn, and within nine months Applica enters into an agreement to complete or completes a competing transaction; or

•	by Harbinger Buyer if the Applica board modifies or withdraws its recommendation that Applica’s shareholders vote for the Harbinger merger or fails to confirm the recommendation within four days of Harbinger Buyer’s request to do so; or

•	by Applica if Applica terminates the merger agreement because the Applica board authorizes Applica, subject to complying with the terms of the Harbinger merger agreement, to enter into a superior proposal.
     Except as set forth in the Harbinger merger proxy statement and as set forth in this Statement, Applica is not undertaking or engaged in any negotiations in response to the NACCO offer that relate to: (i) a tender offer or other acquisition of Applica’s securities by Applica, any of its subsidiaries or any other person; (ii) any extraordinary transaction, such as a merger, reorganization or liquidation, involving Applica or any of its subsidiaries; (iii) any purchase, sale or transfer of a material amount of assets of Applica or any of its subsidiaries; or (iv) any material change in the present dividend rate or policy, indebtedness or capitalization of Applica.
     Except as set forth in the Harbinger merger proxy statement and as set forth in this Statement, there are no transactions, board resolutions, agreements in principle or signed contracts entered into in response to the NACCO offer that relate to or would result in one or more of the matters referred to in this Item 7.
Item 8. Additional Information.
     The information contained in all of the Exhibits referred to in Item 9 below is incorporated herein by reference in its entirety.
(a) Legal Matters.
Affiliated Transactions Statute
     Because Applica is incorporated under the laws of the State of Florida, Applica is subject to Section 607.0901, or the “affiliated transactions statute,” of the FBCA. The affiliated transactions statute generally prohibits a Florida corporation from engaging in an “affiliated transaction” with an “interested shareholder,” unless the affiliated transaction is approved by a majority of the disinterested directors or by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested shareholder, the corporation has not had more than 300 shareholders of record at any time for three years prior to the public announcement relating to the affiliated transaction or the corporation complies with certain statutory fair price provisions.
     Subject to certain exceptions, under the FBCA an “interested shareholder” is a person who beneficially owns more than 10% of the corporation’s outstanding voting shares. In general terms, an “affiliated transaction” includes: (i) any merger or consolidation with an interested shareholder; (ii) the transfer to any interested shareholder of corporate assets with a fair market value equal to 5% or more of the corporation’s consolidated assets or outstanding shares or representing 5% or more of the corporation’s earning power on net income; (iii) the issuance to any interested shareholder of shares with a fair market value equal to 5% or more of the aggregate fair market value of all outstanding shares of the corporation; (iv) any reclassification of securities or corporate reorganization that will have the effect of increasing by more than 5% the percentage of the corporation’s outstanding voting shares beneficially owned by any interested shareholder; (v) the liquidation or dissolution of the corporation if proposed by any interested shareholder; and (vi) any receipt by the interested shareholder of the benefit of any loans, advances, guaranties, pledges or other financial assistance or any tax credits or other tax advantages provided by or through the corporation.
     The NACCO offer is conditioned upon, among other things, the Applica board irrevocably taking all action necessary to render Section 607.0901 of the FBCA inapplicable to NACCO Sub, the acquisition by NACCO Sub of the Applica’s outstanding shares of common stock pursuant to the NACCO offer and the NACCO merger. If such approval is obtained, neither NACCO Sub nor NACCO, nor their respective affiliates, would be considered “interested shareholders” for purposes of Section 607.0901 of the FBCA. The Applica board does not currently anticipate taking such action.
Control Share Acquisition Statute
     Applica is also subject to Section 607.0902, or the “control share acquisition statute,” of the FBCA. The control share acquisition statute provides that shares of publicly held Florida corporations that are acquired in a “control share acquisition” generally will have no voting rights unless such rights are conferred on those shares by the vote of the holders of a majority of all the outstanding shares other than interested shares. A control share acquisition is defined, with certain exceptions, as the acquisition of the ownership of voting shares which would cause the acquiror to have voting power within the following ranges or to move upward from one range into another: (i) 20%, but less than 33 1/3%; (ii) 33 1/3%, but less than 50%; or (iii) 50% or more of such votes.
     The control share acquisition statute does not apply to an acquisition of shares of a publicly held Florida corporation (i) pursuant to a merger or share exchange effected in compliance with the FBCA if the publicly held Florida corporation is a party to the merger or share exchange agreement, or (ii) if such acquisition has been approved by the board of directors of that corporation before the acquisition.
     The NACCO offer is conditioned upon, among other things, the Applica board irrevocably taking all action necessary to render Section 607.0902 of the FBCA inapplicable to NACCO Sub, the acquisition by NACCO Sub of the outstanding shares of Applica’s common stock pursuant to the NACCO offer and the NACCO merger and irrevocably resolving to elect, to the extent permitted by law, not to be subject to any other “moratorium,” “control share acquisition,” “business combination,” “fair price,” “interested stockholder” or other form of anti-takeover law or regulation. If such approval is obtained, and all shares acquired pursuant to the NACCO offer will have full voting rights notwithstanding Section 607.0902 of the FBCA. The Applica board does not currently anticipate taking such action.
Short-Form
     The FBCA provides generally that, if a parent corporation owns at least 80% of the outstanding shares of each class of a subsidiary corporation, the parent corporation may merge into the subsidiary corporation by a plan of merger adopted by the board of directors of the parent corporation and the appropriate filings with the Florida Department of State, without the approval of the shareholders of the subsidiary corporation. In accordance with the FBCA, if NACCO Sub acquires at least 80% of the outstanding shares of Applica’s common stock, NACCO Sub will be able to effect the NACCO merger without a vote of Applica’s board or other shareholders of Applica.
Appraisal Rights
     Holders of shares of Applica’s common stock do not have appraisal rights as a result of the NACCO offer. However, if the NACCO merger is consummated, holders of shares of Applica’s common stock may have certain rights pursuant to the provisions of Sections 607.1301 through 607.1333 of the FBCA to dissent and obtain payment of the fair value of their shares (excluding any appreciation or depreciation in anticipation of the NACCO merger unless exclusion would be inequitable). However, pursuant to the FBCA, appraisal rights will not be available if on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which the NACCO merger is to be acted upon or to consent to any such action without a meeting, Applica’s common stock is either (i) registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by not fewer than 2,000 shareholders.
     If appraisal rights were available and the statutory procedures were complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their shares of Applica’s common stock. Any such judicial determination of the fair value of shares of Applica’s common stock could be based upon considerations other than or in addition to the NACCO offer price or the market value of the shares. Shareholders should recognize that the value so determined could be higher or lower than the NACCO offer price or the NACCO merger consideration.
     If any Applica shareholder who demands appraisal under Section 607.1302 of the FBCA fails to perfect, or effectively withdraws or loses such holder’s right to appraisal, as provided in the FBCA, the shares of common stock held by such holder will be converted into the NACCO merger consideration in accordance with the NACCO merger agreement.
     The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the FBCA and is qualified in its entirety by the full text of Sections 607.1301 through 607.1333 of the FBCA.
     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTIONS 607.1301 THROUGH 607.1333 OF THE FBCA FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF ANY SUCH RIGHTS.
Litigation
     On November 13, 2006, NACCO and Hamilton Beach/Proctor-Silex filed a complaint in the Delaware Chancery Court, naming Applica and Harbert Management Corporation, HMC Investors, L.L.C., Harbinger Capital Partners Offshore Manager, L.L.C., Harbinger Capital

Partners Master Fund I, Ltd., HMC- New York, Inc., Harbinger Capital Partners Special Situations GP, LLC, Harbinger Capital Partners Special Situations Fund, L.P., Harbinger Buyer, Harbinger Sub, Philip Falcone, Raymond J. Harbert and Michael D. Luce (collectively referred to in this Statement as the Harbinger defendants) as defendants. The case is assigned to Vice Chancellor Stephen P. Lamb.
     The complaint alleges Applica breached the NACCO merger agreement. On September 14, 2006, the Harbinger defendants offered to purchase all outstanding common stock of Applica (that they did not already own) for $6.00 a share. The complaint alleges that Applica failed to keep NACCO informed of the possibility of this offer before it was made, and of developments after the Harbinger defendants’ offer had been publicly announced. The complaint further alleges that the Harbinger defendants made certain false and misleading filings with the SEC in connection with their prior acquisitions of Applica stock that allegedly facilitated the Harbinger defendants’ acquisition of Applica’s common stock at a substantial discount and created an uneven playing field in any subsequent contest for control of Applica.
     NACCO and Hamilton Beach/Proctor-Silex request in the complaint, among other things, that the Delaware Chancery Court: (i) declare that Applica breached the NACCO merger agreement; (ii) specifically enforce the NACCO merger agreement in accordance with its terms; (iii) restrain Applica from consummating the Harbinger merger agreement (in its then-existing form, prior to Amendment No. 1 thereto); (iv) order the Harbinger defendants to divest themselves of their shares of Applica stock; and (v) in the alternative, award damages that would include, but not be limited to, the lost benefit of the bargain inherent in the NACCO merger agreement.
     The court held a scheduling conference on November 20, 2006, and directed that a preliminary injunction hearing be held on December 13, 2006. The parties undertook expedited discovery. On December 1, 2006, NACCO and Hamilton Beach/Proctor-Silex withdrew their request for a preliminary injunction to enjoin the Harbinger transaction, but did not withdraw the complaint.
     In response to the complaint, on December 1, 2006, the Harbinger defendants filed a Motion to Dismiss and For Summary Judgment. The Harbinger defendants raise a number of grounds on which they believe that the complaint should be dismissed, including that: (i) the complaint fails to state a claim on which relief can be granted; (ii) the complaint fails to plead fraud with particularity; (iii) the expedited discovery exchanged by the parties disproves the claims in the complaint; (iv) the court lacks personal jurisdiction over certain defendants; (v) there was insufficient process and service of process over certain defendants; (vi) the complaint fails to join indispensable parties; and (vii) the claims are barred by certain affirmative defenses and equitable doctrines, including but not limited to acquiescence, waiver, equitable estoppel, laches and unclean hands. On December 4, 2006, all of the Harbinger defendants filed an answer to the complaint, in which they denied the material allegations of the complaint and asserted a number of defenses. Also on December 4, 2006, Applica filed a Motion to Dismiss and For Summary Judgment, in which Applica raises a number of arguments, including that: (i) the complaint fails to state a claim on which relief can be granted; (ii) Applica is entitled to judgment as a matter of law; (iii) NACCO and Hamilton Beach/Proctor-Silex are not entitled to specific performance or damages; and (iv) the claims are barred by certain affirmative defenses and equitable doctrines, including accord and satisfaction, payment, acquiescence, waiver, equitable estoppel, laches and unclean hands.
     On December 18, 2005, NACCO filed a second complaint in the United States District Court, Northern District of Ohio, Eastern Division against Applica, Harbinger Capital Partners and certain of its affiliates alleging violations of various securities laws and regulations. The complaint seeks declaratory and injunctive relief, including, but not limited to, enjoining Harbinger Capital Partners from proceeding with its proposed acquisition of Applica, ordering Applica to correct alleged material misstatements and omissions in the Harbinger merger proxy statement dated December 4, 2006, and enjoining Applica from proceeding with the proposed merger with affiliates of Harbinger.
(b) Forward-Looking Statements.
     Certain statements made in this Statement indicating Applica’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. These statements are only predictions and may differ materially from actual or future events or results. Such forward-looking statements are not guarantees of future performance and may involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. They also include other factors discussed herein and those detailed from time to time in Applica’s filings with the SEC.
Item 9. Exhibits.

Exhibit
No.	Document
(a)(1)	Letter to Applica’s shareholders dated December 19, 2006*

(a)(2)	Press release issued by Applica on December 19, 2006*

(a)(3)	Applica’s Definitive Proxy Statement on Schedule 14A relating to the Special Meeting of Shareholders to consider the Harbinger merger, as supplemented on December 15, 2006 (filed on December 4, 2006, as supplemented on December 15, 2006, and incorporated by reference)

(e)(1)	Excerpts from Applica’s Definitive Proxy Statement on Schedule 14A filed March 31, 2006 relating to the Applica 2006 Annual Meeting of Shareholders

(e)(2)	Excerpts from Applica’s Definitive Proxy Statement on Schedule 14A filed relating to the Special Meeting of Shareholders to consider Applica’s proposed merger with Harbinger Capital Partners

(e)(3)	Employment Agreement dated May 1, 2004 between Applica and Harry D. Schulman (incorporated by reference to Applica’s Current Report on Form 8-K filed on October 15, 2004)

(e)(4)	First Amendment to Employment Agreement dated August 2, 1999 between Applica and Harry D. Schulman (incorporated by reference to exhibit 10.1 to Applica’s Current Report on Form 8-K filed October 15, 2004)

(e)(5)	Employment Agreement dated July 1, 2000 between Applica and Terry Polistina (incorporated by reference to Exhibit 10.9 of Applica’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000)

(e)(6)	First Amendment to Employment Agreement dated July 1, 2000 between Applica and Terry Polistina (incorporated by reference to exhibit 10.2 to Applica’s Current Report on Form 8-K filed April 19, 2006)

(e)(7)	Employment Agreement dated September 16, 2004 between Applica and Brian Guptill (incorporated by reference to exhibit 10.4 to Applica’s Annual Report on Form 10-K filed March 16, 2005)

(e)(8)	First Amendment to Employment Agreement dated September 16, 2004 between Applica and Brian Guptill (incorporated by reference to exhibit 10.1 to Applica’s Current Report on Form 8-K filed April 19, 2006)

(e)(9)	Agreement and Plan of Merger by and between HB-PS Holding Company, Inc. and Applica Incorporated and joined in by NACCO Industries, Inc. dated July 23, 2006 (incorporated by reference to exhibit 2.1 to Applica’s Current Report on Form 8-K filed July 26, 2006)

(e)(10)	Agreement and Plan of Merger, dated as of October 19, 2006 by and among APN Holding Company, Inc., APN Mergersub, Inc., and Applica Incorporated (incorporated by reference to exhibit 2.1 to Applica’s Current Report on Form 8-K filed October 20, 2006)

(e)(11)	Amendment No. 1, dated December 14, 2006, to Agreement and Plan of Merger, dated as of October 19, 2006 by and among APN Holding Company, Inc., APN Mergersub, Inc., and Applica Incorporated (incorporated by reference to exhibit 2.1 to Applica’s Current Report on Form 8-K filed December 15, 2006)

(g)	Inapplicable

*	Included in the Schedule 14d-9 mailed to Applica’s shareholders.

SIGNATURE
     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

December 19, 2006	APPLICA INCORPORATED
	By:	/s/ Harry D. Schulman
		Name:	Harry D. Schulman
		Title:	Chairman of the Board, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
No.	Document
(a)(1)	Letter to Applica’s shareholders dated December 19, 2006*

(a)(2)	Press release issued by Applica on December 19, 2006*

(a)(3)	Applica’s Definitive Proxy Statement on Schedule 14A relating to the Special Meeting of Shareholders to consider the Harbinger merger, as supplemented on December 15, 2006 (filed on December 4, 2006, as supplemented on December 15, 2006, and incorporated by reference)

(e)(1)	Excerpts from Applica’s Definitive Proxy Statement on Schedule 14A filed March 31, 2006 relating to the Applica 2006 Annual Meeting of Shareholders

(e)(2)	Excerpts from Applica’s Definitive Proxy Statement on Schedule 14A filed relating to the Special Meeting of Shareholders to consider Applica’s proposed merger with Harbinger Capital Partners

(e)(3)	Employment Agreement dated May 1, 2004 between Applica and Harry D. Schulman (incorporated by reference to Applica’s Current Report on Form 8-K filed on October 15, 2004)

(e)(4)	First Amendment to Employment Agreement dated August 2, 1999 between Applica and Harry D. Schulman (incorporated by reference to exhibit 10.1 to Applica’s Current Report on Form 8-K filed October 15, 2004)

(e)(5)	Employment Agreement dated July 1, 2000 between Applica and Terry Polistina (incorporated by reference to Exhibit 10.9 of Applica’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000)

(e)(6)	First Amendment to Employment Agreement dated July 1, 2000 between Applica and Terry Polistina (incorporated by reference to exhibit 10.2 to Applica’s Current Report on Form 8-K filed April 19, 2006)

(e)(7)	Employment Agreement dated September 16, 2004 between Applica and Brian Guptill (incorporated by reference to exhibit 10.4 to Applica’s Annual Report on Form 10-K filed March 16, 2005)

(e)(8)	First Amendment to Employment Agreement dated September 16, 2004 between Applica and Brian Guptill (incorporated by reference to exhibit 10.1 to Applica’s Current Report on Form 8-K filed April 19, 2006)

(e)(9)	Agreement and Plan of Merger by and between HB-PS Holding Company, Inc. and Applica Incorporated and joined in by NACCO Industries, Inc. dated July 23, 2006 (incorporated by reference to exhibit 2.1 to Applica’s Current Report on Form 8-K filed July 26, 2006)

(e)(10)	Agreement and Plan of Merger, dated as of October 19, 2006 by and among APN Holding Company, Inc., APN Mergersub, Inc., and Applica Incorporated (incorporated by reference to exhibit 2.1 to Applica’s Current Report on Form 8-K filed October 20, 2006)

(e)(11)	Amendment No. 1, dated December 14, 2006, to Agreement and Plan of Merger, dated as of October 19, 2006 by and among APN Holding Company, Inc., APN Mergersub, Inc., and Applica Incorporated (incorporated by reference to exhibit 2.1 to Applica’s Current Report on Form 8-K filed December 15, 2006)

(g)	Inapplicable

*	Included in the Schedule 14d-9 mailed to Applica’s shareholders.

APPLICA INCORPORATED
3633 Flamingo Road
Miramar, Florida 33027
Dear Fellow Shareholder:                                                                                                                                                 December 19, 2006
     I am writing today to ensure that you are aware of several recent developments, as well as the specific steps you should take to protect and maximize the value of your investment in Applica.
     On October 19, 2006, we entered into a definitive merger agreement with APN Holding Company, Inc. and APN Mergersub, Inc. (which are subsidiaries of Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P., and which we refer to, along with such funds, as Harbinger) under which Harbinger agreed to acquire all outstanding shares of Applica that it does not currently own for $6 per share in cash. Harbinger is our largest shareholder, with ownership of approximately 40% of the common stock of Applica.
     On December 14, 2006, Harbinger submitted a definitive binding offer to enter into an amendment to its merger agreement that provides for our shareholders to receive $6.50 in cash per share, without interest, if the merger is completed. Our board of directors unanimously accepted Harbinger’s increased offer of $6.50 per share, and, on December 14, 2006, we entered into an amendment to the merger agreement.
     The increased offer and amendment followed our receipt on December 13, 2006 of an unsolicited offer by NACCO Industries, Inc. to acquire all of the outstanding shares of Applica for $6.50 per share in cash. On the morning of December 15, 2006, Apex Acquisition Corporation, which is a newly formed Florida corporation and an indirect, wholly owned subsidiary of NACCO, purportedly commenced a tender offer to purchase all outstanding shares of our common stock at a purchase price of $6.50 per share.
     It is important that you know the board’s position on these matters. In particular, after careful consideration, the board:
     (i) recommends that our shareholders reject the NACCO offer and not tender their shares in the NACCO offer; and
     (ii) reaffirms the Harbinger merger and recommends that our shareholders vote “FOR” the adoption of the amended merger agreement between Applica and Harbinger.
     The board also recommends that, even if a shareholder does not vote with respect to the Harbinger merger agreement at this time, that such shareholder vote “FOR” the proposal to adjourn or postpone the special meeting of our shareholders, if necessary or appropriate, to solicit additional proxies if there are insufficient shares present or represented at the meeting to constitute a quorum or insufficient votes at the time of the meeting to adopt the Harbinger merger agreement. The ability to adjourn or postpone the special meeting will give the board the flexibility to preserve the existing transaction with Harbinger should the vote not be obtained by December 28, 2006.
     In evaluating the NACCO offer, the board consulted with our management and legal and financial advisors and, in reaching its determination to recommend that our shareholders reject the NACCO offer, the board considered, among other things, the following material factors and information:

1

•	No Premium. NACCO’s $6.50 per share offer price does not offer any premium over the per share price, which is also $6.50, set forth in the amended Harbinger merger agreement.

•	Harbinger Merger Agreement at Least as Favorable. The Harbinger merger agreement is at least as favorable to our shareholders as the NACCO offer.

•	NACCO Offer is Highly Conditional. The NACCO offer is highly conditional and includes extensive broadly drafted and subjective conditions that could provide significant obstacles to completion of the NACCO offer or the other aspects of the NACCO merger and result in significant uncertainty that the NACCO offer will be consummated.

•	Restrictions Imposed by Harbinger Merger Agreement. Given certain provisions contained in the Harbinger merger agreement, it is not possible to satisfy various closing conditions to the NACCO offer at this time. In particular, the terms of the Harbinger merger agreement prohibit Applica from terminating such agreement (which is a condition to the NACCO offer) to accept a competing proposal that is not a “superior proposal.” In addition, if the board modifies or withdraws its recommendation that our shareholders vote for the Harbinger merger (the board must recommend the NACCO offer as a condition to such offer), we must pay Harbinger a fee equal to $4.0 million plus up to $2.0 million of reasonable, documented, third party, out-of-pocket expenses.

•	Conditional Financing. Although the NACCO offer is not subject to a financing closing condition, it is uncertain whether Apex Acquisition Corporation will have access to sufficient cash to complete the NACCO offer.
     In light of the above factors, the board determined that the NACCO offer is not in the best interests of Applica and our shareholders. Accordingly, the board recommends that our shareholders reject the NACCO offer and not tender their shares pursuant to the NACCO offer.
     The Harbinger transaction is not subject to any financing condition. The “purchasing” affiliates of Harbinger Capital Partners received equity funding letters from Harbinger Capital Partners that, subject to the conditions therein, provide for an aggregate amount sufficient to complete the transaction. Completion of the transaction is subject only to standard regulatory approvals and other customary closing conditions.
     We have enclosed a Schedule 14d-9 recommendation statement and have filed with the SEC a definitive proxy statement and a proxy supplement. You are urged to read the Schedule 14d-9, the definitive proxy statement, the proxy supplement and any other relevant documents filed with the SEC in connection with the proposed transaction because they contain important information about us, the proposed transaction with Harbinger, the NACCO tender offer and related matters. You may obtain free copies of these documents as they become available through the website maintained by the SEC at www.sec.gov.
     A meeting is scheduled for December 28, 2006 for the purpose of approving the amended merger agreement between Applica and Harbinger. This meeting will be convened as planned and completion of the transaction is expected to occur shortly thereafter.
     TO VOTE YOUR SHARES IN FAVOR OF THE HARBINGER MERGER AGREEMENT, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD ENCLOSED WITH THE PREVIOUSLY DISTRIBUTED DEFINITIVE PROXY STATEMENT AS SOON AS POSSIBLE. Please contact our proxy solicitor, Georgeson Inc. at 17 State Street, New York, New York 10004 or call them toll-free at (866) 857-2624 if you have any questions about the board’s recommendation, the definitive proxy statement, the proxy supplement or the merger or need assistance with the voting procedures.
     We look forward to your support as we work to complete this transaction.

Sincerely,

Harry D. Schulman Chairman of the Board,
President and Chief Executive Officer

2

FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department (954) 883-1000 investor.relations@applicamail.com
APPLICA BOARD OF DIRECTORS URGES SHAREHOLDERS
TO REJECT NACCO TENDER OFFER
Reaffirms Harbinger Capital Partners Merger and Recommends That Shareholders
Vote “FOR” Adoption of Amended Merger Agreement
     Miramar, Florida (December 19, 2006) — Applica Incorporated (NYSE: APN) today announced that it has filed with the United States Securities and Exchange Commission its Board of Directors’ formal response to the unsolicited tender offer to purchase all outstanding shares of Applica’s common stock at a purchase price of $6.50 per share that was commenced by Apex Acquisition Corporation, a newly formed Florida corporation and an indirect, wholly owned subsidiary of NACCO Industries, Inc.
     In a filing on Schedule 14D-9, and in a letter to be mailed to shareholders, Applica’s Board recommended that shareholders reject the NACCO offer and NOT tender their shares in the NACCO offer.
     The Board also reaffirmed Applica’s amended merger agreement with affiliates of Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (together, “Harbinger Capital Partners”) under which Harbinger Capital Partners will acquire all outstanding shares of Applica that it does not currently own for $6.50 per share and recommended that Applica’s shareholders vote “FOR” the adoption of the amended merger agreement between Applica and affiliates of Harbinger Capital Partners.
     In evaluating the NACCO offer and in reaching its determination to recommend that the Applica shareholders reject the NACCO offer, the Applica board considered, among other things, the following material factors and information: (i) NACCO’s per share offer price does not offer any premium over the Harbinger Capital Partners’ $6.50 per share price; (ii) the Harbinger Capital Partners amended merger agreement is at least as favorable to Applica’s shareholders as the NACCO offer; (iii) the NACCO offer is highly conditional and includes extensive broadly drafted and subjective conditions; (iv) given certain provisions contained in the Harbinger Capital Partners agreement, it is not possible to satisfy various closing conditions to the NACCO offer at this time; (v) although the NACCO offer is not subject to a financing closing condition, it is uncertain whether Apex Acquisition Corporation will have access to sufficient cash to complete the NACCO offer.
     A meeting is scheduled for December 28, 2006 for the purpose of approving the amended merger agreement between Applica and the affiliates of Harbinger Capital Partners. This meeting will be convened as planned and completion of the transaction is expected to occur shortly thereafter.
     In order to vote their shares in favor of the Harbinger Capital Partners agreement, shareholders should complete, date, sign and return the proxy card enclosed with the previously distributed definitive proxy statement as soon as possible. Shareholders who have any questions about the recommendation statement, the definitive proxy statement, the proxy supplement or the merger or need assistance with the voting procedures, should contact Applica’s proxy solicitor, Georgeson Inc., at 17 State Street, New York, New York 10004 or call toll-free at (866) 857-2624.

About Applica Incorporated:
     Applica and its subsidiaries are marketers and distributors of a broad range of branded and private-label small household appliances. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®; its own brand names, such as Windmere®, LitterMaid®, Belson® and Applica®; and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Mexico, Latin America and the Caribbean. Additional information about Applica is available at www.applicainc.com.
About Harbinger Capital Partners:
     The Harbinger Capital Partners investment team located in New York City manages in excess of $4 billion in capital through two complementary strategies. Harbinger Capital Partners Master Fund I, Ltd. is focused on restructurings, liquidations, event-driven situations, turnarounds and capital structure arbitrage, including both long and short positions in highly leveraged and financially distressed companies. Harbinger Capital Partners Special Situations Fund, L.P. is focused on distressed debt securities, special situation equities and private loans/notes in a predominantly long-only strategy.
* * * * *
     The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Applica undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation:
•	the ability to obtain governmental approvals of the merger on the proposed terms and schedule;

•	the failure to obtain approval of the merger from Applica shareholders;

•	disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers;

•	claims by NACCO Industries, Inc. and HB-PS Holding Company, Inc. related to the termination of their merger agreement with Applica;

•	changes in the sales prices, product mix or levels of consumer purchases of small household appliances;

•	bankruptcy of or loss of major retail customers or suppliers;

•	changes in costs, including transportation costs, of raw materials, key component parts or sourced products;

•	fluctuation of the Chinese currency;

•	delays in delivery or the unavailability of raw materials, key component parts or sourced products;

•	changes in suppliers;

•	exchange rate fluctuations, changes in the foreign import tariffs and monetary policies, and other changes in the regulatory climate in the foreign countries in which Applica buys, operates and/or sell products;

•	product liability, regulatory actions or other litigation, warranty claims or returns of products;

•	customer acceptance of changes in costs of, or delays in the development of new products;

•	increased competition, including consolidation within the industry; and

•	other risks and uncertainties detailed from time to time in Applica’s Securities and Exchange Commission (“SEC”) filings.
     Should one or more of these risks, uncertainties or other factors materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements of Applica may vary materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements. Applica undertakes no obligation to publicly revise any forward-looking statements to reflect events or circumstances that arise after the date hereof.

2

     In connection with the proposed transaction with Harbinger Capital Partners, Applica has filed a definitive proxy statement, a proxy supplement and a Schedule 14d-9 recommendation statement with the SEC. Investors and security holders are urged to read the definitive proxy statement, the proxy supplement, the Schedule 14d-9 recommendation statement and any other relevant documents filed with the SEC in connection with the proposed transaction because they contain important information about Applica, the proposed transaction with Harbinger Capital Partners, the NACCO tender offer and related matters.
     Investors and security holders may obtain free copies of these documents as they become available through the website maintained by the SEC at www.sec.gov. In addition, the documents filed with the SEC may be obtained free of charge by directing such requests to Applica Incorporated, 3633 Flamingo Road, Miramar, Florida 33027, Attention: Investor Relations ((954) 883-1000), or from Applica Incorporated’s website at www.applicainc.com.
     Applica Incorporated and its directors, executive officers and certain other members of Applica management may be deemed to be participants in the solicitation of proxies from Applica shareholders with respect to the proposed transaction. Information regarding the interests of these officers and directors in the proposed transaction has been included in the proxy statement filed with the SEC. In addition, information about Applica’s directors, executive officers and members of management is contained in Applica’s most recent proxy statement and annual report on Form 10-K, which are available on Applica’s website and at www.sec.gov.

Black & Decker® is a trademark of The Black & Decker Corporation, Towson, Maryland.

3

Exhibit (e)(1)
EXCERPTS FROM DEFINITIVE PROXY STATEMENT DATED MARCH 31, 2006
(FILED WITH THE SEC ON MARCH 31, 2006)
RELATING TO THE 2006 ANNUAL MEETING OF
SHAREHOLDERS OF APPLICA INCORPORATED
STOCK OWNERSHIP
     The following table shows the number of shares of Applica common stock beneficially owned by:
•	our directors;

•	the executive officers named in the Summary Compensation Table on page 14, except Michael J. Michienzi who resigned in December 2005; and

•	all of the directors and executive officers of Applica as a group.
All information is as of the record date. Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares. The address of each of the beneficial owners identified below is c/o Applica Incorporated, 3633 Flamingo Road, Miramar, Florida 33027-2467. David J. Coles, Applica’s interim Chief Operating Officer, is an employee of Alvarez & Marsal, a professional service firm, and is not included in the following table. Mr. Coles does not own any shares of common stock of Applica.

	Amount and Nature of
	Common Stock
	Beneficially Owned (1)
Directors and Executive Officers	No. of Shares		Percent
Susan J. Ganz	93,300	(2)	*

Leonard Glazer	14,552	(3)	*

Ware H. Grove	5,000	(4)	*

Brian Guptill	57,334	(5)	*

J. Maurice Hopkins	20,000	(6)	*

Thomas J. Kane	31,269	(7)	*

Christopher B. Madison	2,328,200	(8)	9.6%

Terry Polistina	131,472	(9)	*

(e)(1)-1

	Amount and Nature of
	Common Stock
	Beneficially Owned (1)
Directors and Executive Officers	No. of Shares		Percent
Jerald I. Rosen	52,416	(10)	*

Harry D. Schulman	416,407	(11)	1.7%

Paul K. Sugrue	9,660	(12)	*

All directors and executive officers as a group (11 persons)	3,161,610		12.9%

*	Less than 1%.

(1)	Includes options to acquire shares that are exercisable within 60 days of the record date.

(2)	Includes options to purchase 13,500 shares of common stock and 79,500 shares owned by a corporation. Does not include options to purchase 1,500 shares of common stock exercisable in June 2006.

(3)	Includes options to purchase 12,000 shares of common stock. Does not include options to purchase 1,500 shares of common stock exercisable in June 2006.

(4)	Does not include options to purchase 1,500 shares of common stock exercisable in June 2006.

(5)	Includes options to purchase 31,334 shares of common stock. Does not include options to purchase 9,833 shares exercisable in August and September 2006 or options to purchase 8,333 shares of common stock exercisable in September 2007.

(6)	Includes options to purchase 9,000 shares of common stock. Does not include options to purchase 1,500 shares of common stock exercisable in June 2006.

(7)	Includes options to purchase 13,500 shares of common stock. Does not include options to purchase 1,500 shares of common stock exercisable in June 2006.

(8)	These shares are held by a fund managed by Mast Capital Management, LLC, of which Mr. Madison is a manager.

(9)	Includes 25,338 shares of common stock held in a 401(k) plan and options to purchase 83,334 shares of common stock. Does not include options to purchase 33,333 shares of common stock exercisable in September 2006 or options to purchase 33,333 shares of common stock exercisable in September 2007.

(10)	Includes options to purchase 15,000 shares of common stock and 1,565 shares of common stock owned by Mr. Rosen’s wife. Does not include options to purchase 1,500 shares of common stock exercisable in June 2006.

(e)(1)-2

(11)	Includes options to purchase 219,667 shares of common stock and 34,856 shares of common stock held in a 401(k) plan. Does not include options to purchase 166,666 shares of common stock exercisable in October 2006 and options to purchase 166,667 shares of common stock exercisable in October 2007.

(12)	Includes options to purchase 7,500 shares of common stock. Does not include options to purchase 1,500 shares of common stock exercisable in June 2006.
Who are the other large owners of Applica’s stock?
     Except as set forth below, we know of no single person or group that is the beneficial owner of more than 5% of Applica’s common stock.

	Amount and Nature of
	Common Stock
	Beneficially Owned
Name and Address of 5% Beneficial Owners	No. of Shares		Percent
Mast Capital Management, LLC Mast Credit Opportunities I Master Fund, Ltd 535 Boylston Street, Suite 1101 Boston, Massachusetts 02116	2,328,200	(1)	9.6%

Harbinger Capital Partners Master Fund I, Ltd.(2) Harbinger Capital Partners Offshore Manager, L.L.C. Harbinger Management Corporation One Riverchase Parkway South Birmingham, Alabama 35244	2,154,600	(2)	8.9%

Dimensional Fund Advisors Inc 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	2,082,872	(3)	8.6%

Ourimbah Investments Limited 9/F., Yue Thai Commercial Bldg. 128 Connaught Road Central, Hong Kong	1,739,000	(4)	7.2%

Weiss, Peck & Greer Investments a division of Robeco USA, L.L.C. 909 Third Avenue, 32nd Floor New York, New York 10022	1,375,640	(5)	5.7%

(e)(1)-3

(1)	As reported in the shareholder’s Schedule 13G/A filed with the SEC on February 13, 2006.

(2)	As reported in the shareholder’s Schedule 13G filed with the SEC on March 13, 2006. Also included in such reporting group are HMC Investors, L.L.C., Philip Falcone, Raymond J. Harbert and Michael D. Luce.

(3)	As reported in the shareholder’s Schedule 13G filed with the SEC on February 6, 2006.

(4)	As reported by the shareholder to Applica.

(5)	As reported in the shareholder’s Schedule 13G filed with the SEC on February 15, 2006.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires Applica’s directors and executive officers and persons who own more than 10% of the outstanding common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Applica common stock. Such persons are required by SEC regulation to furnish Applica with copies of all such reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and verbal confirmations that no other reports were required, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners have been met, except for one initial report of ownership on Form 3 relating to the reporting of Mr. Brian Guptill as an executive officer of Applica.
How are directors compensated?
     Base Compensation. Applica pays a retainer to directors of $4,000 per month for service on the Board of Directors. We also pay a fee of $1,500 for each Board of Directors’ meeting attended, as well as each continuing director education seminar attended. Jerald Rosen, who serves as the presiding director, receives a monthly retainer of $8,000 and a meeting fee of $2,500. Salaried employees of Applica do not receive any additional cash compensation for serving as a director or committee member.
     Committee Meetings. Applica pays a fee of $1,250 to committee members for each committee meeting attended and a fee of $1,750 to the chairman of the committee. Members of the Audit Committee, however, receive a fee of $1,500 per meeting and the Chairman of the Audit Committee receives a fee of $2,000 per meeting.
     Stock Options. On June 1, 2005, each non-employee director of Applica received options to acquire 1,500 shares of common stock at a price of $2.86 per share, the fair market value of the common stock on such date. Applica intends to grant its non-employee directors options to acquire 1,500 shares of common stock on June 1st of this year.

(e)(1)-4

EXECUTIVE COMPENSATION
     Summary Compensation Table. The following table sets forth the aggregate compensation paid during 2005, 2004 and 2003 to our President and Chief Executive Officer (the “CEO”) and three other executive officers. The CEO and such executive officers are sometimes referred to herein as the “Named Executive Officers.” David J. Coles, Applica’s interim Chief Operating Officer, is an employee of Alvarez & Marsal, a professional service firm, and is not compensated by Applica. Therefore, he is not considered a Named Executive Officer.

						Long-Term
	Annual Compensation					Compensation
						Awards
						Securities
						Underlying
Name and Principal			Other Annual	Options/SARs		All Other
Position	Year	Salary ($)	Bonus ($)	Compensation ($)		(#)(1)	Compensation ($)
Harry D. Schulman	2005	$700,024	$—	$37,931	(2)	—	$11,828	(3)
Chairman, President and	2004	649,532	—	72,105		500,000	8,710
Chief Executive Officer	2003	536,200	—	23,049		—	12,376

Terry Polistina	2005	$300,396	$—	$11,371	(4)	—	$4,785	(5)
Senior Vice President and	2004	275,002	—	10,800		100,000	2,674
Chief Financial Officer	2003	265,005	250,000	10,800		—	6,646

Brian Guptill	2005	$251,360	$—	$184,019	(6)	—	$5,654	(7)
Senior Vice President -	2004	245,024	—	82,808		25,000	2,590
Engineering of Applica	2003	235,014	40,000	80,078		2,000	6,590
Consumer Products, Inc.

Michael J. Michienzi (8)	2005	$354,664	$—	$21,196	(9)	—	$6,592	(10)
	2004	345,358	—	20,574		75,000	8,642
	2003	339,312	290,000	18,435		—	12,617

(1)	See “Aggregated Option/SAR Exercises and Year-End Option/SAR Value Table” below for additional information about these options. Applica has not granted any SARs.

(2)	This amount includes a car allowance of $24,341; legal fees of $1,400; golf club membership dues of $9,091; and tax preparation expenses of $3,099.

(3)	This amount represents life insurance premiums paid by Applica and matching contributions made by Applica of $4,000 to its 401(k) Profit Sharing Plan.

(4)	This amount represents a car allowance.

(5)	This amount represents life insurance premiums paid by Applica and matching contributions made by Applica of $4,000 to its 401(k) Profit Sharing Plan.

(6)	This amount includes a car allowance of $10,800 and ex patriot benefits of $173,219 in connection with Mr. Guptill’s assignment in Hong Kong.

(7)	This amount includes life insurance premiums paid by Applica and matching contributions made by Applica of $4,000 to its 401(k) Profit Sharing Plan.

(8)	Mr. Michienzi served as the President — Household Products Division of Applica Consumer Products, Inc. until his resignation in December 2005.

(9)	This amount includes a car allowance of $11,700; golf club membership dues and expenses of $8,616; and accounting expenses of $880.

(10)	This amount represents life insurance and long term disability premiums paid by Applica and matching contributions made by Applica of $4,000 to its 401(k) Profit Sharing Plan.

(e)(1)-5

     Option/SAR Grants Table. There were no grants of stock options made during 2005 to any of the Named Executive Officers. Applica does not grant any stock appreciation rights.
     Aggregated Option/SAR Exercises and Year-End Option/SAR Value Table. The following table sets forth certain information concerning stock options exercised during 2005 and unexercised stock options held by the Named Executive Officers as of the end of 2005.
     Aggregated Option/SAR Exercises in Fiscal Year 2005 and Fiscal Year-End
Option/SAR Values

			Number of
			Securities		Value of
			Underlying		Unexercised
			Unexercised		In-the-Money
			Options/SARs at		Options/SARs at
			2005 Fiscal		2005 Fiscal
			Year-End (#)		Year-End ($)(1)
	Shares Acquired	Value	Exercisable (E)		Exercisable (E)
Name	on Exercise (#)	Realized ($)	Unexercisable (U)		Unexercisable (U)
Harry D. Schulman	—	—	219,667	(E)	$0	(E)
			333,333	(U)	$0	(U)

Terry Polistina	—	—	83,334	(E)	$0	(E)
			66,666	(U)	$0	(U)

Brian Guptill	—	—	31,334	(E)	$0	(E)
			18,166	(U)	$0	(U)

Michael J. Michienzi	—	—	95,000	(E)	$0	(E)
			0	(U)	$0	(U)

(1)	Based on the closing price of Applica’s common stock on December 30, 2005, which was $1.58.

(2)	“Value Realized” is the difference between the exercise price and the market price on the exercise date multiplied by the number of options exercised. “Value Realized” numbers do not necessarily reflect what the executive might receive if he sells the shares acquired by the option exercise, because the market price of the shares at the time of sale may be higher or lower than the price on the exercise date of the option.

(e)(1)-6

REPORT OF THE COMPENSATION COMMITTEE ON
EXECUTIVE COMPENSATION
     The following Report of the Compensation Committee and the performance graph which follows do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Applica under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Applica specifically incorporates this Report or the performance graph by reference therein.
     Role and Composition of the Compensation Committee. The Compensation Committee (a) approves Applica’s overall compensation philosophy, (b) administers Applica’s short-term and long-term incentive plans and other stock or stock-based plans, and (c) reviews and approves general employee pension benefit plans and other benefit plans. In connection with its review of executive compensation, the Committee:
•	Periodically reviews Applica’s philosophy regarding executive compensation and counsels with the President and Chief Executive Officer relative to different compensation approaches;

•	Reviews market data to assess Applica’s competitive position for the three components of executive compensation (base salary, annual incentives, and long-term incentives) by reviewing executive compensation surveys, compiled by third-party consultants, of companies in the small household appliance industry and reviews supplemental general industry compensation information; and

•	Adopts or amends incentive compensation plans and stock-related plans in which the President and Chief Executive Officer and other senior executives may be participants.

(e)(1)-7

     A more complete description of the Committee’s functions is set forth in the Committee’s written charter, which can be accessed through Applica’s website at www.applicainc.com.
     Each member of the Compensation Committee is an independent director as determined by the Board of Directors, based on the New York Stock Exchange listing rules.
     The Committee makes use of Applica resources and has retained independent legal counsel and an independent compensation consultant to assist it in fulfilling certain of its duties.
     Philosophy. The Committee’s executive compensation philosophy is to attract, motivate and retain high quality executives necessary to enable Applica to achieve its business goals and derive profitable growth and superior long-term shareholder value. To accomplish this goal, Applica strives to provide competitive levels of total target compensation. The Committee’s policy is that a significant portion of the executive’s total target compensation should be tied both to achievement of Applica’s annual and long-term performance goals, and achievement of identified personal goals.
     The Committee believes that Applica’s compensation philosophy should be measured over a sufficiently long period to enable it to determine whether its compensation programs are in line with, and responsive to, shareholder expectations. The Compensation Committee does not rely solely on predetermined formulas or a limited set of criteria when it determines appropriate compensation for the President and Chief Executive Officer. It also relies on its judgment.
     Components of Executive Compensation. In order to establish total target compensation levels for Applica executives, the Committee considers total compensation in the competitive market. The total compensation package for Applica executives consists of the three basic components of salary, annual incentive and long-term incentives, as discussed below. Base Salary and target bonus levels are generally set at the market median with differences where warranted. Information about appropriate salary levels has been determined by reviewing executive compensation surveys of companies in the small household appliance industry, public disclosures of other companies in the household appliance and other industries and Applica’s recruiting activities.
     Base Salaries. Base salary is the only fixed portion of an executive’s compensation. Base salaries are determined based upon relative responsibilities and functions, as well as the executive’s experience and skills. Base salaries are reviewed annually and any additional increases are based on competitive practices, as well as the performance of Applica and the executive officer, including the executive’s contribution to the achievement of financial performance and other key goals established for Applica during the year.
     The salaries paid to the Named Executive Officers for the past three years are shown in the table on page 14. Three of the Named Executive Officers are currently parties to employment agreements with Applica.
     Annual Incentive Bonuses. Annual bonus payments to executive officers are generally tied to Applica’s achievement of identified objective goals and the executive’s achievement of

(e)(1)-8

identified personal performance goals. Bonuses are generally paid in the first quarter of the following year. The personal goals for senior management are evaluated and approved by the Committee each year. Maximum annual performance bonuses range from 50% to 200% of base salary measured as of the end of the preceding year. The percentage is determined by the executive’s position and responsibilities.
     The corporate goals for 2005 were contribution margin of $159.5 million and EBITDA of $51.8 million. Contribution margin is gross profit minus direct expenses and EBITDA is earnings before interest, taxes, depreciation and amortization. Applica did not meet the goals established for 2005; as a result no cash bonuses were paid to executive officers. The bonuses paid to the Named Executive Officers for the past three years are shown in the table on page 14.
     Long-Term Incentive Compensation. The Committee supports awards of equity based compensation in order to align the interests of Applica executives with Applica shareholders. At the current time, the Committee is authorized to grant stock options to Applica’s executive officers pursuant to the 1996 Stock Option Plan, the 1998 Stock Option Plan and the 2000 Stock Option Plan. The Compensation Committee has the authority to determine the individuals to whom stock options are awarded, the terms upon which option grants are made, the duration of the options and the number of shares subject to each option. Historically, it was the Compensation Committee’s intention that, over time, compensation opportunities from option grants would constitute a significant portion of each executive officer’s total compensation. However, the Committee is re-evaluating the role of stock options as a component of long-term compensation. The Compensation Committee is also in the process of reviewing other alternative forms of long-term compensation that will motivate Applica’s executives and align their interests with those of the shareholders.
     The size of the stock option grant is generally based on the position of the recipient. The Compensation Committee reviews the overall performance of Applica and of each individual executive officer, as well as past option grants to each executive officer, and makes decisions about recipients and grant sizes for the year. Stock options are granted at the market price of Applica’s stock on the grant date, generally vest over a period of two to five years and expire after five, six or ten years. Stock options will only have value if the stock appreciates after the options are granted. No stock options were granted to the Named Executive Officers in 2005.
     Compensation of President and Chief Executive Officer. In 2004, Applica entered into an employment agreement with Harry D. Schulman, Applica’s President and Chief Executive Officer. The employment agreement sets the current terms and conditions of Mr. Schulman’s employment and is described on page 19. Mr. Schulman did not receive an increase in his base salary in 2005.
     Mr. Schulman is eligible to receive an annual performance bonus based upon the achievement by Applica of certain objective earnings goals and the completion of personal performance goals set by the Compensation Committee each year. The performance bonus can range from 100% to 200% of his base salary, depending on his performance and the performance of Applica. Mr. Schulman did not receive an annual performance bonus in 2005 because the corporate and individual performance goals established for 2005 were not met. In addition, Mr. Schulman was not granted any stock options in 2005.

(e)(1)-9

     This report on executive compensation for 2005 is provided by the undersigned, who constitute the members of the Compensation Committee:
The Compensation Committee
Jerald I. Rosen (Chairman)
Leonard Glazer
J. Maurice Hopkins
Compensation Committee Interlocks and Insider Participation
     The Compensation Committee of the Board of Directors consists of Jerald I. Rosen, Leonard Glazer and J. Maurice Hopkins. Messrs. Rosen, Glazer and Hopkins are independent directors of Applica and are not affiliated with any principal shareholder of Applica.
EMPLOYMENT AGREEMENTS
     Harry D. Schulman. Applica Incorporated and its wholly owned subsidiary, Applica Consumer Products, Inc., entered into an employment agreement with Harry D. Schulman effective May 1, 2004 that provides for his employment as President and Chief Executive Officer of these companies through May 1, 2007. The term of this agreement will be automatically extended each year for an additional one-year period unless prior written notice of an intention not to extend is given by either party at least 180 days prior to the applicable termination date. The agreement provides that Mr. Schulman will receive an annual base salary of at least $700,000 and is eligible to receive an annual incentive performance-based bonus to be determined based upon minimum, target and maximum performance goals set by the Compensation Committee on or before March 31st of each year. The target amount of the incentive bonus is equal to 100% of Mr. Schulman’s annual base salary and the maximum amount of the incentive bonus is equal to 200%. Mr. Schulman is also eligible to participate in executive benefit plans (including stock based plans) and welfare benefit plans sponsored by Applica. Additionally, Applica provides Mr. Schulman with life insurance up to a maximum amount of five times his annual base salary and pays for (1) an automobile, (2) annual dues in a country club and (3) tax preparation and financial planning on an annual basis up to a maximum of $5,000. Mr. Schulman’s employment agreement also contains certain non-competition, non-disclosure and non-solicitation covenants.
     Under the terms of the agreement, if Mr. Schulman’s employment is terminated by reason of (1) death or disability, (2) by Applica other than in connection with a change of control or for cause (as defined in the agreement), or (3) by Mr. Schulman for good reason (as defined in the agreement), he will be entitled to receive an amount equal to the higher of:
•	1.5 times his severance base (as defined below); or

•	the sum of (A) his annual base salary for the period remaining in the term of the agreement and (B) his target level incentive bonus for the fiscal year during which the termination occurs multiplied by the number of years remaining in the term of the agreement.

(e)(1)-10

     If there is a change of control during the term and Mr. Schulman’s employment is terminated by Applica prior to the earlier of the expiration of the term and 18 months of the date of the change of control other than for cause, death, disability or good reason, then Mr. Schulman will be entitled to receive an amount equal to the 2.5 times the severance base. In the event that Mr. Schulman is terminated by Applica for cause (as defined in the agreement) or Mr. Schulman terminates his employment without good reason, he will be entitled only to receive (a) any base salary and incentive bonus which has been accrued but not yet paid as of the effective date of termination and (b) reimbursement for all business expenses incurred prior to the termination date which have not yet been reimbursed.
     The term “severance base” is defined in the agreement as the sum of (1) Mr. Schulman’s base salary, plus (2) the higher of (a) the target-level incentive bonus for the year during which the termination occurs and (b) the average of the incentive bonuses paid to Mr. Schulman for the three years immediately preceding the year in which the termination occurs. Pursuant to his employment agreement, subject to certain limitations, if any portion of the change-in-control payment made to Mr. Schulman is subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code, Applica must also make a payment to him on an after tax basis in an amount equal to the excise tax imposed.
     Terry Polistina. Applica Consumer Products, Inc. entered into an employment agreement with Terry Polistina effective May 1, 2005 that provides for his employment as Senior Vice President and Chief Financial Officer through May 1, 2007. The term of this agreement will be automatically extended each year for an additional one-year period unless prior written notice of an intention not to extend is given by either party at least 30 days prior to the applicable termination date. The agreement provides for minimum annual base salary in addition to other benefits and annual stock option grants at the discretion of the Compensation Committee. Mr. Polistina’s current annual base salary is $315,000. The agreement also provides for an automobile allowance of $975 per month. Under the agreement, Mr. Polistina is entitled to an annual performance bonus based upon Applica’s achievement of certain objective earnings goals and his completion of personal performance goals set by the Compensation Committee each year. The target amount of the performance bonus is 50% of base salary.
     Mr. Polistina’s agreement contains certain non-competition, non-disclosure and non-solicitation covenants. Mr. Polistina can be terminated for cause, in which case all obligations of the company under the agreement immediately terminate, or without cause, in which case he is entitled to a lump sum payment equal to the one and one-half times his severance base. If, at any time during the term of the agreement, there is a change in control of Applica and within one year after such change in control (1) Mr. Polistina is terminated without cause or (2) if he terminates his employment under specific circumstances, the company must pay Mr. Polistina a lump sum equal to one and one-half times his severance base.

(e)(1)-11

     Brian S. Guptill. Applica Consumer Products, Inc. entered into an employment agreement with Brian Guptill effective May 1, 2005 that provides for his employment as Senior Vice President-Engineering through May 1, 2007. The term of this agreement will be automatically extended each year for an additional one-year period unless prior written notice of an intention not to extend is given by either party at least 30 days prior to the applicable termination date. The agreement provides for minimum annual base salary in addition to other benefits and annual stock option grants at the discretion of the Compensation Committee. Mr. Guptill’s current annual base salary is $255,000. The agreement also provides for an automobile allowance of $900 per month. Under the agreement, Mr. Guptill is entitled to an annual performance bonus based upon Applica’s achievement of certain objective earnings goals and his completion of personal performance goals set by the Compensation Committee each year. The target amount of the performance bonus is 50% of base salary.
     Mr. Guptill’s agreement contains certain non-competition, non-disclosure and non-solicitation covenants. Mr. Guptill can be terminated for cause, in which case all obligations of the company under the agreement immediately terminate, or without cause, in which case he is entitled to a lump sum payment equal to the one and one-half times his severance base. If, at any time during the term of the agreement, there is a change in control of Applica and within one year after such change in control (1) Mr. Guptill is terminated without cause or (2) if he terminates his employment under specific circumstances, the company must pay Mr. Guptill a lump sum equal to one and one-half times his severance base.
     Mr. Guptill is currently on assignment for Applica in Hong Kong. In connection with this assignment, Applica is providing Mr. Guptill with standard ex patriot differentials, including cost of living differentials, host housing expenses, tax equalization, transportation allowance, furniture allowance and relocation costs. Additionally, Applica has agreed to pay Mr. Guptill a bonus of $100,000 upon the successful completion of the assignment.
     Michael J. Michienzi. Applica Consumer Products, Inc. entered into an employment agreement with Michael J. Michienzi effective May 1, 2005 that provided for his employment as President — Household Products Division of Applica Consumer Products, Inc. Mr. Michienzi resigned in December 2005 and his employment agreement was terminated at that time.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Matters Relating to Ourimbah Investment Limited. Ourimbah Investment Limited, a Hong Kong company, owns approximately 7.2% of the outstanding common stock of Applica. Mr. Lai Kin, who is the majority owner of Ourimbah, served as a member of the Board of Directors of Applica until October 2004. In April 1994, in connection with an acquisition by Applica from Ourimbah, Applica agreed, upon a change of control of Applica prior to July 2009 (as defined in the acquisition agreement), to make an additional payment to Ourimbah in respect of the acquisition. The payment is equal to the greater of (i) the same multiple of earnings per share paid for the shares of common stock of Applica received in connection with such change of control or (ii) the same multiple of net asset value per share paid for the shares of common stock of Applica received in connection with such change of control. A change of control of Applica will not be deemed to have occurred, and no additional payment will be required, if the applicable transaction or series of transactions is approved by at least 80% of the members of the Board of Directors of Applica.

(e)(1)-12

     Sales Representative Relationship. Applica Consumer Products, Inc. uses the services of TJK Sales, Inc. (“TJK”), an independent sales representative. Thomas J. Kane, a member of Applica’s Board of Directors, is the sole shareholder and Chief Executive Officer of TJK. Applica Consumer Products, Inc. entered into an agreement with TJK, pursuant to which Applica agreed to pay $3,000 per month plus certain expenses in return for TJK’s services as a sales representative to J.C. Penney. The agreement may be terminated by either party on 30 days’ notice. Payments to TJK totaled approximately $47,000 in 2005. Applica also reimburses TJK for related out-of-pocket expenses.
     Mast Capital Management. Christopher B. Madison, a member of Applica’s Board of Directors, is a principal of Mast Capital Management, LLC, a Boston-based investment management company focused on high yield and special situation credit investing. A fund managed by Mast currently holds 2,328,200 shares of Applica common stock (approximately 9.6% of the outstanding shares) and made a $20 million secured term loan to Applica in October 2005. Both transactions were completed prior to Mr. Madison becoming a member of Applica’s Board. The term loan is secured by a lien on Applica’s assets, which is subordinate to Applica’s senior revolving credit facility. The term loan bears interest at the three-month LIBOR rate plus 625 basis points, which was 10.9% at December 31, 2005. The term loan matures in November 2009 and requires no principal payments until such time. In connection with the repayment of the term loan, after June 30, 2006 Applica is required to pay an exit fee that increases on a periodic basis from 1% to 4% of the principal amount of the loan.

(e)(1)-13

Exhibit (e)(2)
EXCERPTS FROM DEFINITIVE PROXY STATEMENT DATED DECEMBER 4, 2006,
(FILED WITH THE SEC ON DECEMBER 4, 2006)
AS SUPPLEMENTED DECEMBER 15, 2006
RELATING TO THE SPECIAL MEETING OF SHAREHOLDERS TO CONSIDER
APPLICA’S PROPOSED MERGER WITH HARBINGER CAPITAL PARTNERS
INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER
     In considering the recommendation of the board to vote in favor of the adoption of the merger agreement, our shareholders should be aware that members of the board of directors and certain of our executive officers have interests in the merger that are different from, or are in addition to, the interests of Applica shareholders generally and that may create potential conflicts of interest. During its deliberations in determining to recommend to its shareholders that they vote in favor of the merger proposal, the board was aware of these interests.
     Treatment of Stock Options
     As of the record date, there were 761,000 shares of our common stock subject to outstanding stock options granted under our equity incentive plans to our current executive officers and directors with a per share exercise price of less than $6.00. As of the effective time of the merger, all options to acquire Applica common stock outstanding immediately prior to the effective time of the merger, whether or not then exercisable or vested, shall become:
•	fully exercisable and vested; and

•	shall be cancelled, retired and extinguished and shall no longer be outstanding following the effective time of the merger.
     In the merger, each director and executive officer holding stock options that have an exercise price of less than $6.00 per share will receive an amount in cash, without interest, less any required withholding taxes, equal to the excess of $6.00 over the applicable per share exercise price for each stock option held, multiplied by the aggregate number of shares of our common stock into which the applicable stock option was exercisable immediately prior to the effective time of the merger. Options with a per share exercise price equal to or in excess of $6.00 will be terminated and cancelled without any consideration therefor if not exercised prior to the effective time of the merger.

(e)(2)-1

     The following table summarizes the outstanding vested and unvested options held by our executive officers and directors as of the record date, and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their options:

	No. of Shares	Weighted Average
	Underlying	Exercise Price of
	In-The-Money Vested	In-The-Money Vested
	and Unvested	and Unvested	Resulting
Name	Options	Options	Consideration
Susan J. Ganz	3,000	$3.48	$7,560

Leonard Glazer	3,000	$3.48	$7,560

Ware H. Grove	3,000	$3.48	$7,560

Brian Guptill	40,000	$4.575	$57,000

J. Maurice Hopkins	3,000	$3.48	$7,560

Thomas J. Kane	3,000	$3.48	$7,560

Christopher B. Madison	—	—	—

Terry L. Polistina	150,000	$4.553	$217,050

Jerald I. Rosen	3,000	$3.48	$7,560

Harry D. Schulman	550,000	$4.227	$975,150

Paul K. Sugrue	3,000	$3.48	$7,560
Existing Employment Agreements and Severance Arrangements with Our Executive Officers
     Harry D. Schulman. Effective May 1, 2004, we entered into an employment agreement with Harry D. Schulman, our Chairman, President and Chief Executive Officer. If there is a change of control and Mr. Schulman’s employment is terminated within 18 months of the date of the change of control, by us other than for cause, death, disability, or by Mr. Schulman for good reason (as defined below), then he will be entitled to receive a lump sum payment equal to 2.5 times his severance base (as defined below), plus any base salary and incentive bonus which has been accrued but not yet paid as of the effective date of termination, as well as reimbursement for all business expenses incurred before the termination date which have not yet been reimbursed. In the event that Mr. Schulman is terminated by us for cause (as defined in the employment agreement), or he terminates his employment without good reason, he will be entitled only to receive any base salary and incentive bonus which has been accrued but not yet

(e)(2)-2

paid as of the effective date of termination and reimbursement for all business expenses incurred before the termination date which have not yet been reimbursed. The term “severance base” is defined in the employment agreement as the sum of (1) Mr. Schulman’s base salary, plus (2) the higher of:
•	the target-level incentive bonus (which is 100% of his base salary) for the year during which the termination occurs; and

•	the average of the incentive bonuses paid to Mr. Schulman for the three years immediately preceding the year in which the termination occurs.
     Pursuant to his employment agreement, subject to certain limitations, if any portion of the change of control payment made to Mr. Schulman is subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code, we must also make a payment to him on an after-tax basis in an amount equal to the excise tax imposed. However, if the so-called “golden parachute” payment does not exceed 115% of the “safe harbor” (defined as 2.99 times Mr. Schulman’s “base amount,” within the meaning of Section 280G(b)(3) of the Internal Revenue Code), then the payment will be cut back to the safe harbor amount. If the merger occurred on the date of this proxy statement and Mr. Schulman was immediately terminated by us without cause, he would be entitled to receive an excise tax gross-up payment of approximately $1.3 million.
     For purposes of Mr. Schulman’s employment agreement, “good reason” means the occurrence of any of the following events:
•	a reduction in his base salary or incentive bonus opportunity or a material reduction of any other type of compensation or benefit which is not cured by us within ten days following written notice by Mr. Schulman;

•	Mr. Schulman no longer reports directly to the board;

•	Mr. Schulman fails to be elected or appointed (or reelected or reappointed) to the position of President and Chief Executive Officer of Applica;

•	a material diminution of Mr. Schulman’s duties or responsibilities which is not cured by us within ten days following written notice by Mr. Schulman;

•	a material breach of the employment agreement by us without the express written consent of Mr. Schulman which is not cured within ten days following written notice delivered by Mr. Schulman; or

•	Mr. Schulman’s services are required to be performed primarily at a location other than our corporate headquarters.
     On October 31, 2006, we delivered a written notice to Mr. Schulman of non-renewal pursuant to his employment agreement. Accordingly, the employment agreement will terminate and expire on May 1, 2007 in accordance with its terms. While no agreements, arrangements or

(e)(2)-3

understandings have been entered into, Mr. Schulman has engaged in discussions with Harbinger about a possible voluntary resignation and severance arrangement with Applica prior to the termination of his employment agreement.
     Terry L. Polistina and Brian S. Guptill. On May 1, 2005, we entered into substantially similar employment agreements with each of Terry L. Polistina, our Chief Operating Officer and Chief Financial Officer, and Brian S. Guptill, our Senior Vice President of Engineering. We refer to each of them as an executive. If there is a change of control and the executive’s employment is terminated within 12 months following the date of the change of control by us other than for cause (as defined in the employment agreement), death or disability or by the executive for good reason (as defined below), then the executive will be entitled to receive a lump sum payment equal to 1.5 times his severance base, plus any base salary and incentive bonus which has been accrued but not yet paid as of the effective date of termination and reimbursement for all business expenses incurred before the termination date which have not yet been reimbursed. In the event that the executive is terminated by us for cause, or he terminates his employment without good reason, he will be entitled only to receive any base salary and incentive bonus which has been accrued but not yet paid as of the effective date of termination and reimbursement for all business expenses incurred before the termination date which have not yet been reimbursed. The term “severance base” is defined in the employment agreement as the sum of (1) the executive’s base salary, plus (2) the higher of:
•	the target-level incentive bonus (which is 50% of the executive’s base salary) for the year during which the termination occurs; and

•	the average of the incentive bonuses paid to the executive for the three years immediately preceding the year in which the termination occurs.
     “Good reason” is defined in the employment agreements to mean a material breach of the employment agreement by us, without the executive’s express written consent, for any reason other than cause (as defined in the employment agreement) or the executive’s death or disability, which we do not cure within ten days following written notice by the executive. The employment agreements for Messrs. Polistina and Guptill were amended as of April 19, 2006 to provide that the executive will also have “good reason” if he is required to perform his services primarily at a location outside a fifty mile radius from Miramar, Florida.
     Executive Change of Control Severance Plan. Effective April 19, 2006, our board adopted the Executive Change of Control Severance Plan, which covers four employees including Messrs. Schulman, Polistina and Guptill. Under the severance plan, in the event of a change of control before May 1, 2007, each of the covered executives is entitled to continuation of the payment of his base salary for 18 months if employment is terminated within 18 months after the change of control for reasons other than cause (as defined in the employment agreement), death or disability or if executive terminates for “good reason,” as defined in the executive’s employment agreement. Payments under the severance plan will be made in monthly installments starting on the later of the executive’s termination date and execution of a release, or if the executive is a “specified employee” and benefits are subject to Section 409A of the Internal Revenue Code six months after termination of employment. The amount of severance payable under the severance

(e)(2)-4

plan will be reduced by any severance amounts paid under the executive’s employment agreement. In addition, the severance plan provides for the continued coverage of the executive and his eligible dependents under our medical plan for 18 months after the date of termination of employment in the event of a termination entitling the executive to severance.
     The following table lists the estimated value of the aggregate cash severance payment to which each of Messrs. Schulman, Polistina and Guptill would be entitled under his employment agreement and the severance plan if his employment was terminated following the merger under circumstances entitling him to severance. The following table reflects the cash payments that would be payable based on compensation rates in effect on record date, and if the merger was completed on or before December 31, 2006(which amounts may change if the merger is completed on a later date).

Name	Cash
Severance
Payment

Harry D. Schulman	$3,500,120

Terry L. Polistina	$708,786

Brian S. Guptill	$573,768
Other Interests of Our Directors and Executive Officers in the Merger
     Repayment of Debt. Certain of our indebtedness will be repaid in connection with the merger, including our 10% notes, $110,000 principal amount of which are owned by one of our executive officers.
     Mast Capital Management. Christopher B. Madison, a member of our board of directors, is a principal of Mast Capital Management, LLC, a Boston-based investment management company. A fund managed by Mast made a $20 million secured term loan to us in October 2005, which will be repaid in connection with the merger. In connection with the repayment of the term loan, after June 30, 2006 we are required to pay an exit fee that increases on a periodic basis from 1% to 4% of the principal amount of the loan.
     Directors’ and Officers’ Indemnification and Insurance
     The merger agreement provides that in the event of any threatened or actual action, whether civil or administrative, including any such action in which any present or former director of Applica or any of its subsidiaries is, or is threatened to be, made a party based whole or in part, or arising in whole or in part out of, pertaining in whole or in part to, any action or failure to take action by any such person in such capacity taken prior to the effective time of the merger, the surviving corporation will, from and after the effective time of the merger, indemnify, defend

(e)(2)-5

and hold harmless, as and to the fullest extent permitted or required by applicable law in effect on the date of the merger agreement, against any losses, claims, damages, liabilities, costs, legal and other expenses (including reimbursement for legal and other fees and expenses incurred in advance of the final disposition of any such claim, suit, proceeding or investigation by such person), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such claim action, subject to the surviving corporation receiving an undertaking by such indemnified person to repay such legal and other fees and expenses paid in advance if it is ultimately determined that such indemnified person is not entitled to indemnification under applicable law (except that the surviving corporation will not be liable for any settlement effected without the surviving corporation’s prior written consent (which may not be unreasonably delayed or withheld) and will not be obligated to pay the fees and expenses of more than one counsel for all indemnified persons in any jurisdiction with respect to any single such action, except to the extent that two or more of such indemnified persons have conflicting interests in the outcome of such claim, action, suit, proceeding or investigation).
     The merger agreement also provides that the surviving corporation will either:
•	maintain in effect for a period of six years after the effective time of the merger, if available, the current policies of directors’ and officers’ liability insurance maintained by us (provided that the surviving corporation may substitute these policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to our officers and directors); or

•	obtain as of the effective time of the merger “tail” insurance policies with a claims period of six years from the effective time of the merger with at least the same coverage and amounts and containing terms and conditions which are no less advantageous to our directors and officers, in each case, with respect to claims arising out of or relating to events which occurred before or at the effective time of the merger;
provided, however, that in no event will the surviving corporation be required to expend an annual premium for such coverage in excess of 250% of the last annual premium paid by us for such insurance before July 23, 2006.
     Employee Benefit Plans
     Pursuant to the merger agreement, certain of our employee benefit plans, which are applicable to all employees, will remain in place in accordance with their terms.
CONSIDERATION TO BE RECEIVED IN THE MERGER
     Common Stock. At the effective time, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and will cease to exist and will be converted into the right to receive $6.00 in cash, without interest, other than shares of our common stock owned by Applica, Buyer (or any of its stockholders), Merger Co or any direct or indirect wholly owned subsidiary of Applica, Buyer or Merger Co (other than, in any such case, trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties), which shares will be cancelled without conversion or payment.

(e)(2)-6

     After the effective time of the merger, each of our stock certificates representing shares of our outstanding common stock converted in the merger will represent only the right to receive the merger consideration of $6.00 in cash per share, without interest. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate.
     Stock Options. As of the effective time of the merger, each option to acquire Applica common stock outstanding immediately prior to the effective time of the merger, whether or not then exercisable or vested, will become:
•	fully vested and immediately exercisable; and

•	will be cancelled, retired and extinguished and will no longer be outstanding following the effective time of the merger.
     In the merger, each holder of Applica stock options will receive an amount in cash, without interest, less any required withholding taxes, equal to the excess, if any, of $6.00 over the applicable per share exercise or purchase price for each stock option held, multiplied by the aggregate number of shares of Applica common stock into which the applicable stock option was exercisable immediately prior to the effective time of the merger.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table shows the number of shares of our common stock beneficially owned by our directors, executive officers and all of the directors and executive officers of Applica as a group.
     All information is as of the record date for the special meeting. Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares. The address of each of the beneficial owners identified below is c/o Applica Incorporated, 3633 Flamingo Road, Miramar, Florida 33027-2467.

	Amount and Nature of
	Common Stock
	Beneficially Owned (1)
Directors and Executive Officers	No. of Shares	Percent
Susan J. Ganz	94,800 (2)	*

Leonard Glazer	16,052 (3)	*

Ware H. Grove	6,500 (4)	*

(e)(2)-7

	Amount and Nature of
	Common Stock
	Beneficially Owned (1)
Directors and Executive Officers	No. of Shares		Percent
Brian Guptill	67,167	(5)	*

J. Maurice Hopkins	21,500	(6)	*

Thomas J. Kane	32,769	(7)	*

Christopher B. Madison	2,328,200	(8)	9.3%

Terry Polistina	165,545	(9)	*

Jerald I. Rosen	52,416	(10)	*

Harry D. Schulman	581,453	(11)	2.3%

Paul K. Sugrue	11,160	(12)	*

All directors and executive officers as a
group (11 persons)	3,377,652		13.2%

*	Less than 1%.

(1)	Includes options to acquire shares of Applica common stock that are exercisable within 60 days of the record date for the Applica special meeting.

(2)	Includes options to purchase 15,000 shares of Applica common stock and 79,500 shares of Applica common stock owned by Capico, Inc., a private corporation in which Ms. Ganz holds an equity interest. Does not include options to purchase 1,500 shares of Applica common stock exercisable in June 2007.

(3)	Includes options to purchase 13,500 shares of Applica common stock. Does not include options to purchase 1,500 shares of Applica common stock exercisable in June 2007.

(4)	Includes options to purchase 1,500 shares of Applica common stock. Does not include options to purchase 1,500 shares of Applica common stock exercisable in June 2007.

(5)	Includes options to purchase 41,167 shares of Applica common stock. Does not include options to purchase 8,333 shares of Applica common stock exercisable in September 2007.

(e)(2)-8

(6)	Includes options to purchase 10,500 shares of Applica common stock. Does not include options to purchase 1,500 shares of Applica common stock exercisable in June 2007.

(7)	Includes options to purchase 15,000 shares of Applica common stock. Does not include options to purchase 1,500 shares of Applica common stock exercisable in June 2007.

(8)	These shares are held by a fund managed by Mast Capital Management, LLC, of which Mr. Madison is a manager and had, by virtue of such position, shared authority to vote and dispose of such shares with David J. Steinberg, the other manager of Mast Capital Management.

(9)	Includes 26,078 shares of Applica common stock held in a 401(k) profit sharing plan and options to purchase 116,667 shares of Applica common stock. Does not include options to purchase 33,333 shares of Applica common stock exercisable in September 2007.

(10)	Includes options to purchase 15,000 shares of Applica common stock and 1,565 shares of Applica common stock owned by Mr. Rosen’s wife. Does not include options to purchase 1,500 shares of Applica common stock exercisable in June 2007.

(11)	Includes options to purchase 386,333 shares of Applica common stock and 33,326 shares of Applica common stock held in Applica’s 401(k) profit sharing plan. Does not include options to purchase 166,667 shares of Applica common stock exercisable in October 2007.

(12)	Includes options to purchase 9,000 shares of Applica common stock. Does not include options to purchase 1,500 shares of Applica common stock exercisable in June 2007.

(e)(2)-9

     Except as set forth below, we know of no single person or group that is the beneficial owner of more than 5% of our common stock.

	Amount and Nature of
	Common Stock
	Beneficially Owned
Name and Address	No. of Shares		Percent
Harbinger Capital Partners Master Fund I, Ltd.	9,830,800	(1)	39.3%

Harbinger Capital Partners Special Situations Fund, L.P. c/o 555 Madison Avenue New York, New York 10022 Mast Capital Management, LLC	2,328,200	(2)	9.3%

Mast Credit Opportunities I Master Fund, Ltd. 535 Boylston Street, Suite 1101 Boston, Massachusetts 02116

Dimensional Fund Advisors Inc.	2,082,872	(3)	8.3%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

Weiss, Peck & Greer Investments	1,375,640	(4)	5.5%
a division of Robeco USA, L.L.C. 909 Third Avenue, 32nd Floor New York, New York 10022

(1)	As reported to Applica and as set forth in the shareholder Schedule 13D/A filed with the SEC on November 15, 2006. Also included in such reporting group are Harbinger Capital Partners Offshore Manager, L.L.C., HMC Investors, L.L.C., Harbert Management Corporation, Harbinger Capital Partners Special Situations GP, LLC, HMC-New York, Inc., Philip Falcone, Raymond J. Harbert, Michael D. Luce and APN Holding Company, Inc.

(2)	As reported in the shareholder’s Schedule 13G filed with the SEC on February 13, 2006. Christopher B. Madison, a director of Applica, and David J. Steinberg have voting and investment power over these shares in their capacities as managers of Mast Capital Management, LLC, which is the investment manager of Mast Credit Opportunities I Master Fund, Ltd.

(3)	As reported in the shareholder’s Schedule 13G/A filed with the SEC on February 6, 2006.

(4)	As reported in the shareholder’s Schedule 13G/A filed with the SEC on February 15, 2006.

(e)(2)-10